Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MEETME, Inc.

(a Delaware corporation),

MEETME SUB I, INC.,

MEETME SUB II, LLC,

SKOUT, INC.,
(a California corporation),

and Shareholder Representative Services LLC,

as Shareholders’ Representative

Dated June 27, 2016

 i

(cont’d)

(cont’d)

(cont’d)

Exhibit A-1: Form of Certificate of Merger of Merger Sub I

Exhibit A-2: Form of Certificate of Merger of Merger Sub II

Exhibit B: Form of Consulting Agreement

Exhibit C: Form of Lock-Up Agreement

Exhibit D: Form of Voting and Support Agreement

Exhibit E: Form of Certificate of Incorporation of Surviving Corporation

Exhibit F: Form of Bylaws of Surviving Corporation

Exhibit G: Form of Non-Compete Agreement

Exhibit H: Form of Support Agreement

Exhibit I: Form of Option Cancellation Agreement

Exhibit J: Form of Escrow Agreement

Exhibit K: Form of Paying Agent Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 27, 2016 (the “Agreement Date”), by and among MEETME, INC., a Delaware corporation (“Buyer”), MEETME SUB I, INC., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub I”), MEETME SUB II, LLC, a Delaware Limited Liability Company and a wholly owned subsidiary of Buyer (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), SKOUT, INC., a California corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative (the “Shareholders’ Representative” and, together with the Company, Buyer and Merger Sub, each a “Party” and collectively, the “Parties”).

BACKGROUND

A.     The Parties intend to effect a merger of Merger Sub I with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”), and to the extent applicable the California Corporations Code (the “CCC”). Upon consummation of the Merger, Merger Sub I will cease to exist, and the Company will continue as the surviving corporation and as a wholly-owned subsidiary of Buyer. Immediately following the Merger, the Company will merge with and into Merger Sub II in the Second Merger (as defined below), with Merger Sub II being the surviving entity.

B.     The respective boards of directors (or equivalent governing bodies) of the Company, Buyer and the Merger Subs have approved and adopted the terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers (as defined below). For federal income tax purposes, the parties intend, pursuant to the terms and limitations set forth in Section 2.12 of this Agreement, (i) that the Mergers are integrated steps in the transaction contemplated by this Agreement and will together constitute a single plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below) which plan of reorganization the Parties adopt by executing this Agreement and (ii) that the Mergers, taken together in the manner described in Revenue Ruling 2001-46, will qualify under Section 368(a) of the Code as a tax-free reorganization (the “Intended Tax Treatment”).

C. The board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its Shareholders, (ii) adopted and approved this Agreement, the Merger and the transactions related hereto and (iii) recommended that the Shareholders adopt and approve this Agreement, the Merger and the transactions related hereto (collectively, the “Company Board Approval”).

D.     Concurrently with the execution of this Agreement, certain of the Shareholders are entering into a Voting and Support Agreement with Buyer in the form set forth as Exhibit D hereto (the “Voting and Support Agreements”).

E.      As an inducement for Buyer to enter into this Agreement, at the Closing, each of the Key Employees, and the A16Z Funds solely with respect to (iii) below, is entering into (i) a Consulting Agreement with Buyer in the form set forth as Exhibit B hereto (the “Consulting Agreements”), (ii) a Non-Compete Agreement with Buyer in the form set forth as Exhibit G hereto (the “Non-Compete Agreements”), and (iii) a Lock-Up Agreement with Buyer in the form set forth as Exhibit C hereto (the “Lock-Up Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1     Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1.

“40% COI Test” is defined in Section 2.12.

“A16Z Funds” means Andreessen Horowitz Fund II, L.P. as nominee for Andreessen Horowitz Fund II, L.P., Andreessen Horowitz Fund II-A, L.P., Andreessen Horowitz Fund II-B, L.P., AH Annex, L.P. and AH Parallel Fund, L.P.

“Action” is defined in Section 4.16.

“Ad Partner” means any Person through whom or to whom the Company provides advertising inventory, including without limitation any advertising exchange, network, demand side platform, demand partner, mediator, and direct or indirect advertiser, and the like. For the avoidance of doubt, “Ad Partner” does not include any end user of the Company’s services and/or products subject to the Company’s standard end user licenses agreement, unless such Person otherwise meets the terms of the foregoing definition.

“Adjusted Closing Cash” is defined in Section 2.4(d)(iv).

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agent” is defined in Section 6.6.

“Aggregate Vested Company Option Exercise Price” means the aggregate exercise price of all Vested Company Options set forth on the Closing Allocation Schedule.

“Agreement” is defined in the Preamble.

“Agreement Date” is defined in the Preamble.

“Agreement Date Closing Price” means the closing price of Buyer Stock on NASDAQ as of the last Business Day immediately prior to the Agreement Date it being understood that this definition is intended to conform to the day described as the “pre-signing date” in Treasury Regulation Section 1.368-1(e)(2)(i).

“Allocation Certificate” is defined in Section 2.4(b)(i).

“Appraisal Shares” is defined in Section 2.5(c)(iv).

“Appraisal Shares Payments” is defined in Section 2.5(c)(iv).

“Audited Financial Statements” is defined in Section 4.6(a).

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Balance Sheet” is defined in Section 4.6(a).

“Balance Sheet Date” is defined in Section 4.6(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by law to close.

“Buyer” is defined in the Preamble.

“Buyer Disclosure Schedule” is defined in the preamble to Article V.

“Buyer Disclosure Schedule Supplement” is defined in Section 6.4(b).

“Buyer Indemnitees” is defined in Section 10.2(a).

“Buyer Plans” is defined in Section 6.5(c).

“Buyer Stock” means the common stock, par value $0.001 per share, of Buyer.

“Buyer Stock Value” means $3.54.

“California Commissioner” is defined in Section 6.15(a).

“California Permit” is defined in Section 6.15(a).

“Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing entity.

“Carve-out Plan” means the Company’s Employee Carve-out Plan, adopted by the Company Board on June 26, 2016.

“Carve-out Plan Amount” means an amount equal to the Closing Cash minus Two Million Dollars ($2,000,000); provided that the Carve-out Plan Amount may not exceed Two Million One Hundred Sixty Thousand Dollars ($2,160,000).

“Carve-out Plan Participants” means Christian Wiklund and Niklas Lindstrom.

“Carve-out Plan Participants’ Escrow Amount” is defined in the Carve-out Plan.

“Carve-out Plan Repayment” is defined in Section 2.4(d)(iv).

“Cash Consideration” is defined in Section 2.4.

“Cash Escrow Amount Pro-Rata Portion” means:

(a)     with respect to each Equity Holder, (a) the Equity Holder Cash Escrow Amount multiplied by (b) a fraction in which (i) the numerator is the sum of (A) the number of Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) held by such Equity Holder plus (B) the number of Vested Company Options held by such Equity Holder and (ii) the denominator is the sum of (A) the aggregate Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) plus (B) the aggregate number of Vested Company Options outstanding on the Closing Date.

(b)     with respect to each Carve-out Plan Participant, (i) such Carve-out Plan Participant’s allocation of the Carve-out Plan Amount multiplied by (ii) a fraction in which (A) the numerator is Five Million Dollars ($5,000,000) and (B) the denominator is the sum of (x) the Merger Consideration plus (y) the Carve-out Plan Amount.

“CCC” is defined in the Background.

“Certificate of Merger” means one of the two certificates of merger in the form set forth as Exhibit A-1 and Exhibit A-2, one of which corresponds to the Merger and one of which corresponds to the Second Merger.

“Certificates” is defined in Section 2.5(e)(i).

“Closing” is defined in Section 3.1.

“Closing Allocation Schedule” is defined in Section 6.4(c).

“Closing Cash” means the amount of cash and cash equivalents and all checks and funds received by the Company or its banks (e.g., checks deposited or funds paid to “lock-box” or holding accounts) immediately prior to the Effective Time, regardless of whether cleared. For the avoidance of doubt, Closing Cash shall include cash in the Company’s bank accounts in an amount equal to $400,000 as required by the Company’s Lease Agreement between the Company and 301 Howard Strategic Venture LLC, dated as of May 10, 2012.

“Closing Cash Shortfall” is defined in Section 2.4(d)(iv).

“Closing Date” is defined in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Company outstanding as of the close of business on the date immediately preceding the Effective Time.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

“COI Requirement” is defined in Section 2.12.

“Common Option” means each outstanding stock option or similar right to purchase one (1) share of Common Stock.

“Common Stock” is defined in Section 4.2(a).

“Company” is defined in the Preamble.

“Company Benefit Plan” means any current or former plan, program, contract, agreement or policy providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written or oral, funded or unfunded, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries or any ERISA Affiliate for the benefit of any current or former employee, officer, director, or other service provider or any relative or dependent of any of the foregoing or under which the Company or any of its Subsidiaries or any ERISA Affiliate otherwise has or may have any liability with respect to such employee, relative or dependent, including without limitation, each “employee benefit plan” as defined in ERISA Section 3(3).

“Company Board” is defined in the Background.

“Company Board Approval” is defined in the Background.

“Company Compliance Certificate” is defined in Section 8.2(c).

“Company Disclosure Schedule” is defined in the preamble to Article IV.

“Company Disclosure Schedule Supplement” is defined in Section 6.4(a).

“Company Dividend” means the aggregate dividends that may be paid to the Shareholders from free cash of the Company on hand based on their Company Dividend Pro-Rata Portion during the period commencing on the date hereof and ending fifteen (15) days prior to the Closing Date, which payment is determined solely and exclusively by the Company Board without deemed approval of or consent to by Buyer and which after made shall leave sufficient working capital in the Company for the company to operate in the ordinary course of business and satisfy its obligations independent of whether the Mergers contemplated by this Agreement are consummated and in which no way will be supported (directly or indirectly) by Buyer’s (or its Affiliates’) funds or credit.

“Company Dividend Pro-Rata Portion” means, with respect to each Shareholder, (a) the Company Dividend multiplied by (b) a fraction in which (i) the numerator is the number of Company Shares held by such Shareholder and (ii) the denominator is the aggregate number of Company Shares issued and outstanding on the record date set by the Company Board to determine which Shareholders are eligible to receive the Company Dividend.

“Company Indemnifying Parties” is defined in Section 10.2(a)

“Company IP” is defined in Section 4.13(a).

“Company Licensed Intellectual Property” is defined in Section 4.13(a).

“Company Material Adverse Effect” means any change, effect event, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to (a) the business, financial condition, capitalization, assets, Liabilities, operations or financial performance of the Group Companies taken as a whole or (b) the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, in each case other than any such effect or change (i) resulting from or arising in connection with (A) general economic or industry-wide conditions which do not disproportionately affect the Group Companies, (B) acts of terrorism or military action or the threat thereof which do not disproportionately affect the Group Companies, (C) the announcement or pendency of the transactions contemplated by this Agreement, or (D) any change in accounting requirements or principles or any change in applicable Law, or (ii) attributable to the fact that the prospective owner of the Group Companies is Buyer or any Affiliate of Buyer.

“Company Option Holders” means holders of any Vested Common Options.

“Company Owned Intellectual Property” is defined in Section 4.13(a).

“Company Privacy Policies” is defined in Section 4.13(j).

“Company Shares” means shares of Common Stock and Preferred Stock.

“Company Sites and Apps” is defined in Section 4.13(j).

“Company Stock Plan” means any stock plan or other stock or equity-related plan of the Company.

“Confidentiality Agreement” is defined in Section 6.2(b).

“Consulting Agreements” is defined in the Background.

“Continuing Employee” is defined in Section 6.5(c).

“Contract” means any agreement, contract, commitment, arrangement, policy or understanding, whether written or oral.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, or (d) resulting from a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“DGCL” is defined in the Background.

“Dispute Notice” is defined in Section 10.3(b).

“Effective Time” means the time at which the Surviving Corporation files the applicable Certificate of Merger with the Secretary of State of the State of Delaware.

“Employee Agreement” means each material employment, retention, severance, change of control, non-competition, consulting, services, commission, finders’ fee and indemnification agreement or contract, whether written or oral, between the Company and any current or former employee, officer, director, or service provider.

“Employee Company Option Holders” means Company Option Holders that are or were employees of the Company.

“Environmental Laws” is defined in Section 4.19.

“Equity Holder” means, collectively, the Shareholders and the Company Option Holders.

“Equity Holder Cash Escrow Amount” means (a) Three Million One Hundred Thousand Dollars ($3,100,000) minus (b) the Carve-out Plan Participants’ Escrow Amount.

“Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Agent” means Wilmington Trust, National Association, a national banking association.

“Escrow Agreement” means an Escrow Agreement in the form set forth on Exhibit J hereto, among Buyer, the Shareholders’ Representative and the Escrow Agent.

“Escrow Amount” means (a) the Equity Holder Cash Escrow Amount, plus (b) the Carve-out Plan Participants’ Escrow Amount plus (c) the Stock Escrow Amount plus (d) any other amounts contributed from time to time.

“Escrow Disbursement Amount” is defined in Section 10.5.

“Escrow Fund” is defined in Section 2.8(a).

“Escrow Release Date” means 11:59 pm New York time on the date that is the eighteen (18)-month anniversary of the Closing Date.

“Excess Cash” means any Closing Cash in excess of $4,160,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Fund” is defined in Section 11.13(e).

“Expense Fund Amount” means $100,000.

“Expense Fund Amount Pro-Rata Portion” means, with respect to each Equity Holder, (a) the Expense Fund Amount multiplied by (b) a fraction in which (i) the numerator is the sum of (A) the number of Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) held by such Equity Holder plus (B) the number of Vested Company Options held by such Equity Holder and (ii) the denominator is the sum of (A) the aggregate Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) plus (B) the aggregate number of Vested Company Options outstanding on the Closing Date.

“Fairness Hearing” is defined in Section 6.15(a).

“Fairness Hearing Law” is defined in Section 6.15(a).

“Financial Certificate” is defined in Section 2.4(b)(ii).

“Financial Statements” is defined in Section 4.6(a).

“Fundamental Representations” is defined in Section 10.1(a).

“GAAP” is defined in Section 4.6(a).

“Governmental Entity” means (a) any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof and (b) any government authority, statutory authority, government department, agency, commission, board, tribunal or court or other Law rule or regulation making entity having or purporting to have jurisdiction over the Group Companies, and their respective businesses, in any foreign country, state, territory or other subdivision thereof or any municipality, district or other subdivision thereof.

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“HMO” is defined in Section 4.17(h).

“Holdback Closing Cash” means Two Hundred Fifty Thousand Dollars ($250,000).

“Holdback Closing Cash Pro-Rata Portion” means, with respect to each Equity Holder, a fraction in which (a) the numerator is the sum of (i) the number of Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) held by such Equity Holder plus (ii) the number of Vested Company Options held by such Equity Holder and (b) the denominator is the sum of (i) the aggregate Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) plus (ii) the aggregate number of Vested Company Options outstanding on the Closing Date.

“IRS” means the Internal Revenue Service.

“Indebtedness” means, without duplication, the principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the consummation of the Merger) arising under, any obligations, contingent or otherwise, of the Company (or its Subsidiaries) to the extent outstanding on or arising since the Balance Sheet Date, whether or not such obligations have been paid prior to the date hereof or are paid prior to the Closing, in each case, consisting of: (a) indebtedness for borrowed money or indebtedness issued in substitution or exchange for borrowed money or for the deferred purchase price of property or services (but excluding any current trade payables arising in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture or other debt security, (c) any obligation in respect of interest under any existing interest rate swap or hedge agreement, (d) any other obligation upon which interest charges are customarily paid, (e) all obligations under conditional sale or other title retention agreements relating to property acquired, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company (or its Subsidiaries), whether or not the indebtedness secured thereby has been assumed; (g) all capital lease obligations, (h) letters of credit and letters of guaranty, (i) obligations under any bankers’ acceptances, and (j) guarantees by the Company (or its Subsidiaries) of indebtedness of others of the type described in clauses (a) through (i).

“Indemnification Pro-Rata Portion” means, with respect to each Company Indemnifying Party, (i) the applicable indemnifiable Loss multiplied by (ii) a fraction in which (A) the numerator is the aggregate amount of Merger Consideration and Carve-out Plan Amount actually received by such Company Indemnifying Party and (B) the denominator is the sum of (x) the aggregate amount of Merger Consideration actually received by all Company Indemnifying Parties plus (y) the Carve-out Plan Amount actually received by all Company Indemnifying Parties.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any Party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Accountant” is defined in Section 2.4(d)(iii)

“Information Statement” is defined in Section 6.11.

“Initial Allocation Schedule” is defined in Section 2.4(b)(i)

“Intellectual Property” is defined in Section 4.13(a).

“Intended Tax Treatment” is defined in the Background.

“Interim Financial Statements” is defined in Section 4.6(a).

“Interim Period” is defined in Section 6.1.

“Key Employees” means Christian Wiklund and Niklas Lindstrom.

“Knowledge” (a) an individual will be considered to have “Knowledge” of a fact or matter if the individual is actually aware of the fact or matter or if such knowledge would reasonably be expected to be obtained from reasonable inquiry of the persons employed by such individual charged with administrative or operational responsibility for such matters, and, (b) the Company will be considered to have “Knowledge” of a fact or matter if any of the Key Employees, Gregory Burch or Kimberly Walch has, or at any time had, Knowledge of the fact or matter, and (c) Buyer will be considered to have “Knowledge” of a fact or matter if Geoffrey Cook, David Clark or Frederic Beckley has, or at any time had, Knowledge of the fact or matter.

“Law” means any federal, state, local or municipal law, statute, constitution, ordinance, code, decree, rule, regulation, ruling, requirement, policy or guideline issued, enacted, adopted or promulgated by or under the authority of any Governmental Entity or, to the extent the Company could have liability for failing to comply with it, of any Ad Partners.

“Leased Real Property” is defined in Section 4.12(b).

“Leases” is defined in Section 4.12(b).

“Letter of Transmittal” is defined in Section 2.5(e)(i).

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, secured or unsecured, disputed or undisputed, vested or unvested.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, covenant, easement, right of way, encroachment, restriction on transfer or other encumbrance in respect of such property or asset.

“Lock-Up Agreements” is defined in the Background.

“Loss” or “Losses” is defined in Section 10.2(a).

“Material Contracts” is defined in Section 4.15(c).

“Merger” is defined in the Background.

“Merger Consideration” is defined in Section 2.4.

“Merger Sub I” is defined in the Preamble.

“Merger Sub II” is defined in the Preamble.

“Merger Subs” is defined in the Preamble.

“Merger Sub Shares” is defined in Section 2.5(a).

“Mergers” is defined in Section 2.11(a).

“Multiemployer Plan” means any Pension Plan (as defined below) which is a “multiemployer plan,” as defined in Section 3(37) of ERISA.

“NASDAQ” means the NASDAQ Stock Exchange.

“Non-Compete Agreements” is defined in the Background.

“Non-Employee Company Option Holders” means Company Option Holders that neither are nor have been employees of the Company.

“Notice of Claim” is defined in Section 10.3(a) .

“Notice of Disagreement” is defined in Section 2.4(d)(ii).

“Open Source Software” is defined in Section 4.13(g).

“Option Cancellation Agreement” means the option cash-out agreements in the form attached hereto as Exhibit I.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, partnership agreement, limited liability company agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended through the date of this Agreement).

“Outstanding Shares” means outstanding Company Shares as of the Closing Date.

“Party” and “Parties” is defined in the Preamble.

“Paying Agent” means Wilmington Trust, National Association, a national banking association.

“Paying Agent Agreement” means a Paying Agent Agreement in the form set forth on Exhibit K hereto, among the Buyer and the Paying Agent.

“Pension Plan” means each Company Benefit Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Consideration” means for each Outstanding Share, the amount of Merger Consideration payable for such share as set forth on the Allocation Schedule.

“Permit Information Statement” is defined in Section 6.15(a).

“Permitted Liens” means (a) Liens for current real or personal property taxes that are not yet due and payable or that may hereafter be paid without material penalty and (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Policies” is defined in Section 4.20.

“Post-Closing Statement” is defined in Section 2.4(d)(i).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” means shares of Series A Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock.

“Priority Indemnification Amounts” is defined in Section 10.2(d).

“Proposal” is defined in Section 6.6.

“Registered IP” is defined in Section 4.13(b).

“Related Party” is defined in Section 4.24.

“Required Consents” is defined in Section 8.2(f).

“Required Shareholders” means the Shareholders of the Company holding 95% of the Outstanding Shares.

“Review Period” is defined in Section 2.4(d)(ii).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” is defined in Section 5.7.

“Second Merger” is defined in Section 2.11(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Series 1 Preferred Stock” means shares of Series 1 Preferred Stock of the Company, no par value per share.

“Series 2 Preferred Stock” means shares of Series 2 Preferred Stock of the Company, no par value per share.

“Series A Preferred Stock” means shares of Series A Preferred Stock of the Company, no par value per share.

“Shareholders’ Representative Expenses” is defined in Section 11.13(d).

“Shareholder” and “Shareholders” means holders of any Outstanding Shares.

“Shareholders’ Representative” is defined in the Preamble.

“Software” is defined in Section 4.13(a).

“Stock Consideration” is defined in Section 2.4.

“Stock Escrow Amount” means One Million Nine Hundred Thousand Dollars ($1,900,000) of the Stock Consideration payable to the Equity Holders under this Agreement.

“Stock Escrow Amount Pro-Rata Portion” means, with respect to each Equity Holder, (a) the Stock Escrow Amount multiplied by (b) a fraction in which (i) the numerator is the sum of (A) the number of Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) held by such Equity Holder plus (B) the number of Vested Company Options held by such Equity Holder and (ii) the denominator is the sum of (A) the aggregate Outstanding Shares (excluding any Appraisal Shares the holders of which have received payment in full from the Company) plus (B) the aggregate number of Vested Company Options outstanding on the Closing Date.

“Straddle Period” is defined in Section 7.2(a).

“Subsidiary” or “Subsidiaries” means, with respect to any Party to this Agreement, any corporation or other organization, of which (a) such Party or any other Subsidiary of such Party is a general partner (excluding partnerships, the general partnership interests of which held by such Party or any Subsidiary of such Party do not have a majority of the voting interest in such partnership) or (b) such Party or any other Subsidiary of such Party directly or indirectly owns or controls at least a majority of the Capital Stock or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions.

“Subsidiary Shares” is defined in Section 4.3(b).

“Support Agreement” is defined in Section 6.10.

“Surviving Corporation” means the Company, as the surviving corporation in the Merger.

“Surviving Corporation Common Shares” is defined in Section 2.5(a).

“Surviving Entity” is defined in Section 2.11(a).

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, unclaimed property, escheat, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges, (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (a) or for failure to file any Tax Return required to be filed by the Group Companies, (c) any successor or transferee liability in respect of any items described in clauses (a) and/or (b) and (d) any amounts payable under any tax sharing agreement or contract.

“Tax Contest” means any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company, its Subsidiaries or their respective operations.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Termination Date” is defined in Section 9.1(a)(ii).

“Third Party Claim” is defined in Section 10.4(a).

“Third Party Defense” is defined in Section 10.4(b).

“Threshold” is defined in Section 10.2(c).

“Transaction Costs” means, without duplication, the sum of the following costs and expenses incurred, whether or not such costs and expenses have been paid prior to the date hereof or are paid prior to the Closing: (a) all fees, costs and expenses incurred by the Company (or its Subsidiaries), or by any Equity Holder to the extent the Company (or its Subsidiaries) is liable to pay or reimburse such amounts, in connection with the transactions contemplated by this Agreement, including all legal, accounting, investment banking (including any broker’s fee), financial advisory and all other fees and expenses of third parties incurred by the Company in connection with the negotiation, preparation, execution and effectuation of the Transaction Documents, including, without limitation, fifty percent (50%) of the Escrow Agent’s and Paying Agent’s fees to be borne by the Company and one hundred percent (100%) of any cash payments to be made by the Company in lieu of the Company Board approving the Promised Options or the issuance of the Siemer Shares (each as defined in the Company Disclosure Schedule); (b) the amount of any change of control, golden parachute, or similar payments made or to be made to employees of the Company (or its Subsidiaries) arising in connection with the transactions contemplated by this Agreement; and (c) Taxes and payroll charges, to the extent such payroll charges are not otherwise taken into account in the calculation of Adjusted Closing Cash pursuant to Section 2.4(d)(iv), for which the Company (or its Subsidiaries) will become liable upon payment of any amounts pursuant to clauses (a) or (b) ),with respect to amounts payable under the Carve-Out Plan (including any Taxes and payroll charges, to the extent such payroll charges are not otherwise taken into account in the calculation of Adjusted Closing Cash pursuant to Section 2.4(d)(iv), associated with the ultimate release to the Carve Plan Participants of any portion of the Escrow Amount and the Expense Fund Amount allocated to the Carve Out Plan Amount, or with respect to the Merger Consideration payable with respect to the Vested Company Options pursuant to Section 2.5(c)(iii) (including any Taxes and payroll charges, to the extent such payroll charges are not otherwise taken into account in the calculation of Adjusted Closing Cash pursuant to Section 2.4(d)(iv), associated with the ultimate release to the Company Option Holders of any portion of the Escrow Amount and the Expense Fund Amount allocated to the Vested Company Options, whether pursuant to Section 2.8(b) or otherwise); provided that Transaction Costs shall not include: (I) any severance or termination payment (or any Taxes and payroll charges related thereto) that arises or results from any action taken by Buyer or the Surviving Corporation after the Effective Time to terminate the employment or services of any Continuing Employee or (II) any retention, transaction or other bonus payment (or any Taxes and payroll charges related thereto) that is set forth in an employment agreement, consulting agreement (including the Consulting Agreements) or other payment, agreement or arrangement, which have not been authorized by the Company Board, with Buyer or any of its Subsidiaries that becomes effective on or after the Effective Time.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Option Cancellation Agreements, the Paying Agent Agreement, the Support Agreements, the Voting and Support Agreements, the Consulting Agreements, the Non-Compete Agreements and the Lock-Up Agreements.

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Unaudited Financial Statements” is defined in Section 4.6(a).

“Unpaid Closing Indebtedness” means the aggregate amount of all Closing Indebtedness, to the extent not paid prior to the Effective Time.

“Unpaid Transaction Costs” means the aggregate amount of all Transaction Costs, to the extent not paid prior to the Effective Time.

“Unvested Company Option” means each Common Option that is unvested as of immediately prior to the Effective Time.

“Vested Company Option” means each Common Option that is vested as of immediately prior to the Effective Time.

“Voting and Support Agreement” is defined in the Background.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Web” is defined in Section 4.13(j).

ARTICLE II

THE MERGER

2.1     The Merger. Upon and subject to the terms and conditions of this Agreement and in accordance with the DGCL, Merger Sub I shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the DGCL. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.2     Certificate of Incorporation and Bylaws.

(a)     At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit E hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)     At the Effective Time, the bylaws of Merger Sub I, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit F hereto until thereafter changed or amended as provided therein or by applicable Law.

2.3     Officers and Directors. At the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Sub I shall be the officers of the Surviving Corporation.

2.4     Merger Consideration. Subject to the adjustment required by Section 2.12, the aggregate consideration to be paid by Buyer on the Closing Date with respect to the Outstanding Shares and Vested Company Options shall be (i) a cash amount that is equal to (A) Twenty Eight Million Five Hundred Thousand Dollars ($28,500,000), plus (B) the Aggregate Vested Company Option Exercise Price, plus (C) any Closing Cash in excess of Two Million Dollars ($2,000,000), minus (D) the amount of Unpaid Transaction Costs and Unpaid Closing Indebtedness, minus (E) if the Closing Cash is less than Two Million Dollars ($2,000,000), the difference between the amount of Closing Cash and Two Million Dollars ($2,000,000), minus (F) the Carve-out Plan Amount and the employer portion of the payroll taxes related thereto (together, the “Cash Consideration”), plus (ii) a number of shares of Buyer Stock with an aggregate value equal to Nineteen Million Dollars ($19,000,000) at the Buyer Stock Value (the “Stock Consideration”, and, together with the Cash Consideration such amounts, the “Merger Consideration”).

(a)     The Company shall deliver to Buyer an allocation schedule which shall set forth as of the date hereof, the following, calculated in the treasury method, in accordance with the terms and conditions of the Company’s Organizational Documents as in effect on the date hereof (assuming that the Closing occurred on the date hereof and that all outstanding shares of Preferred Stock converted into shares of Common Stock): (i) the amount of Merger Consideration to be received by each Equity Holder (assuming no deductions related to the Holdback Closing Cash, the Escrow Amount or the Expense Fund Amount) and the intended allocation, for U.S. federal income tax purposes, of the Buyer Stock (if any) and cash portions of the Merger Consideration among any separate blocks of Capital Stock of the Company surrendered by each Equity Holder in the Merger, (ii) the portion of the Holdback Closing Cash allocated to each Equity Holder, (iii) the portion of the Escrow Amount allocated to each Equity Holder, (iv) the portion of the Expense Fund Amount allocated to each Equity Holder, (v) the total Merger Consideration payable to each Equity Holder on the Closing Date (after deductions related to the Holdback Closing Cash, the Escrow Amount and the Expense Fund Amount, as applicable), (vi) each Equity Holder’s Holdback Closing Cash Pro-Rata Portion, Cash Escrow Amount Pro-Rata Portion, Stock Escrow Amount Pro-Rata Portion and Expense Fund Amount Pro-Rata Portion (each expressed as a percentage), and (vii) each Indemnification Pro-Rata Portion (expressed as a percentage) (the “Initial Allocation Schedule”).

(b)     Payment Certifications. At, and as a condition to, the Closing, the Company shall cause the following certifications to be delivered to Buyer:

(i)     A certificate of the Chief Executive Officer of the Company (the “Allocation Certificate”) certifying (A) the Closing Allocation Schedule was prepared in accordance with the terms and conditions of this Agreement and the Company’s Organizational Documents as in effect immediately prior to the Effective Time; and (B) the information set forth on such Closing Allocation Schedule is true, correct and complete;

(ii)     A certificate of the Chief Executive Officer of the Company (the “Financial Certificate”) certifying, on behalf of the Company, as to (A)(1) the total amount of all Unpaid Transaction Costs, (2) each payee to whom such Unpaid Transaction Costs are owed at the Effective Time and the amount thereof, along with wire transfer or other instructions for payment of the such Unpaid Transaction Costs, and a certification that there are no additional Transaction Costs incurred but unpaid as of the Effective Time except for those reflected therein, (3) that each payee was notified at least five (5) days prior to the Closing Date that all invoices for Transaction Costs must be delivered to the Company prior to the Closing Date and (4) the amount of Taxes and payroll charges for which any Group Company is or will become liable as Transaction Costs, (B)(1) the total amount of Unpaid Closing Indebtedness, (2) as to each lender to whom Unpaid Closing Indebtedness is owed at the Effective Time and the amount thereof, along with wire transfer or other instructions for payment of the Unpaid Closing Indebtedness and (3) a certification that there is no Closing Indebtedness owed as of the Effective Time other than that reflected therein; and (C) the amount of Closing Cash in the Company’s bank accounts as of the Effective Time.

(c)     Closing Payments. At the Closing, Buyer shall make, or cause to be made, the following payments, by wire transfer of immediately available funds:

(i)     With respect to the Shareholders and Non-Employee Company Option Holders, to the Paying Agent, the aggregate Merger Consideration payable to the Shareholders and Non-Employee Company Option Holders as set forth on the Closing Allocation Schedule.

(ii)     With respect to each Employee Company Option Holder, and through the Company’s payroll systems, the Merger Consideration payable to such Employee Company Option Holder as set forth on the Closing Allocation Schedule (as reduced to fulfill the applicable Tax withholdings associated with such payment).

(iii)     To the Escrow Agent, the Equity Holder Cash Escrow Amount.

(iv)     To the Shareholders’ Representative, the Expense Fund Amount.

(v)     To the applicable lender(s) of the Company identified on the Financial Certificate, the amount(s) of Unpaid Closing Indebtedness owed to such lender(s), pursuant to wire instructions set forth on the Financial Certificate.

(vi)     To the applicable payees set forth on the Financial Certificate, the amount of the Unpaid Transaction Costs owed to such parties (other than the Carve-out Plan Participants), pursuant to wire instructions set forth on the Financial Certificate.

(vii)     The Holding Closing Cash shall remain in the Buyer’s accounts until paid out as set forth in this Agreement.

(d)     Post-Closing Adjustments. The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 2.4(d).

(i)     Within forty-five (45) days after the Closing Date, Buyer shall provide to the Shareholders’ Representative a statement (the “Post-Closing Statement”) of: (a) the Unpaid Transaction Costs, (b) the Unpaid Closing Indebtedness and (c) the Closing Cash.

(ii)     Buyer shall (a) permit the Shareholders’ Representative to have reasonable access to the books and records pertaining to or used in connection with the preparation of the Post-Closing Statement and Buyer’s calculation of the Unpaid Transaction Costs, Unpaid Closing Indebtedness and the Closing Cash, and (b) provide the Shareholders’ Representative reasonable access to Buyer’s and the Company’s employees and accountants as reasonably requested by the Shareholders’ Representative. The Shareholders’ Representative shall notify Buyer of its acceptance or dispute of any amounts reflected on the Post-Closing Statement within thirty (30) calendar days after the Shareholders’ Representative’s receipt of such statement (such thirty (30)-day period hereinafter referred to as the “Review Period”). Any such notice of disagreement (the “Notice of Disagreement”) shall specify those items or amounts as to which the Shareholders’ Representative disagrees (and shall include the Shareholders’ Representative’s proposed changes to the calculation of the Unpaid Transaction Costs, the Unpaid Closing Indebtedness and the Closing Cash, as applicable). The Shareholders’ Representative shall be deemed to have agreed with all other items and amounts included in the Post-Closing Statement and not identified in the Notice of Disagreement, and the Equity Holders and Carve-out Plan Participants or Buyer, as applicable, shall pay or cause to be paid (in the manner contemplated by Section 2.4(d)(iv)) to the other party, within five (5) Business Days of the conclusion of the Review Period, such undisputed amount, if any, which Buyer and the Shareholders’ Representative agree would otherwise be owed pursuant to Section 2.4(d)(iv), upon the final resolution of the Unpaid Transaction Costs, the Unpaid Closing Indebtedness and the Closing Cash.

(iii)     In the event of a dispute with respect to the Post-Closing Statement, Buyer and the Shareholders’ Representative shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and the Shareholders’ Representative are unable to reach a resolution to such effect within thirty (30) calendar days after Buyer’s receipt of the Notice of Disagreement, Buyer and the Shareholders’ Representative shall submit the amounts remaining in dispute for resolution to RSM International Ltd. (the “Independent Accountant”). The Independent Accountant shall be directed to, within thirty (30) calendar days after such submission, determine and report to the parties upon the remaining disputed amounts with respect to the Post-Closing Statement, and such report shall be final, binding and conclusive on the parties hereto and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. The Independent Accountant shall be authorized to resolve only those items remaining in dispute between Buyer and the Shareholders’ Representative, and such resolution shall be based solely on the materials submitted by the Parties and not on independent review. Buyer, on the one hand, and the Shareholders’ Representative (solely on behalf of the Equity Holders and Carve-out Plan Participants), on the other, shall each pay fifty percent (50%) the fees and disbursements of the Independent Accountant; provided, that upon resolution of the dispute by the Independent Accountant, the prevailing Party, if any, as determined by the Independent Accountant, shall be entitled to be reimbursed in proportion to the amount by which the other Party’s determinations of the items in dispute differed from the amount determined by the Independent Accountant. Such amount shall be determined by the Independent Accountant.

(iv)     If the Closing Cash, after being reduced by any Unpaid Transaction Costs and Unpaid Closing Indebtedness, as finally determined in accordance with this Section 2.4(d) (the “Adjusted Closing Cash”), is less than Two Million Dollars ($2,000,000) (such difference, the “Closing Cash Shortfall”), then the Buyer shall (A) first be entitled to receive from the Holdback Closing Cash an amount equal to the Closing Cash Shortfall, and (B) second, only if (x) the Closing Cash Shortfall is greater than the Holdback Closing Cash and (y) there is Excess Cash, be entitled to receive from the Escrow Fund an amount equal to the amount by which the remaining Closing Cash Shortfall exceeds the Holdback Closing Cash (provided that the maximum aggregate amount that Buyer shall be entitled to receive from the Holdback Closing Cash and the Escrow Fund pursuant to Sections 2.4(d)(iv)(A) and 2.4(d)(iv)(B) shall be an amount equal to the Excess Cash (it being understood that if there is no Excess Cash, Buyer shall not be able to recover any amounts from the Holdback Closing Cash or the Escrow Fund Pursuant to this Sections 2.4(d)(iv)(A) and 2.4(d)(iv)(B)), and (C) third, only if the remaining Closing Cash Shortfall is greater than the Excess Cash, be entitled to receive the portion of the Closing Cash Shortfall in excess of the Excess Cash from the Carve-out Plan Participants (the “Carve-out Plan Repayment”) (provided that the maximum aggregate amount that Buyer shall be entitled to receive from the Carve-Out Plan Participants pursuant to this Section 2.4(d)(iv)(C) shall be an amount equal to the Carve-Out Plan Amount), and (D) finally, if there is a Closing Cash Shortfall in excess of the sum of the Excess Cash and the Carve-Out Plan Amount, Buyer shall receive any amounts of Closing Cash Shortfall outstanding pursuant to Article X. After full satisfaction of the Closing Cash Shortfall in accordance with the prior sentence, Buyer shall release the remaining Holdback Closing Cash, if any, to the Paying Agent for further distribution to the Shareholders and Non-Employee Company Option Holders based on their respective Holdback Closing Cash Pro-Rata Portions and to the Surviving Corporation for further distribution to the Employee Company Option Holders based on their respective Holdback Closing Cash Pro-Rata Portions. If the Closing Cash Shortfall is zero (0), then no later than ten (10) Business Days after the Unpaid Transaction Costs, Unpaid Closing Indebtedness and the Closing Cash is finally determined in accordance with this Section 2.4(d), the Buyer shall release all of the Holdback Closing Cash to the Paying Agent for further distribution to the Shareholders and Non-Employee Company Option Holders based on their respective Holdback Closing Cash Pro-Rata Portions and to the Surviving Corporation for further distribution to the Employee Company Option Holders based on their respective Holdback Closing Cash Pro-Rata Portions.

2.5     Effect on Capital Stock. At the effective time, by virtue of the Merger and without any further action on the part of any Party or the holder of any of the following securities:

(a)     Capital Stock of Merger Sub I. Each issued and outstanding share of common stock of Merger Sub I (“Merger Sub Shares”) will be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Common Shares”) with the same rights, powers and privileges as shares of common stock of Merger Sub I so converted. Each certificate representing Merger Sub Shares will at the Effective Time represent an equal number of shares of Surviving Corporation Common Shares.

(b)     Cancellation of Treasury Shares of the Company. All shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time and are owned directly or indirectly by the Company (whether as treasury shares or otherwise) or Buyer, Merger Sub I or their respective Subsidiaries will be automatically cancelled and will cease to exist and no consideration will be delivered in exchange therefor.

(c)     Conversion of Company’s Capital Stock.

(i)     Company’s Preferred Stock. Unless converted to Common Stock in accordance with the Company’s Organizational Documents as in effect immediately prior to the Effective Time, each share of the Company’s Preferred Stock (including all rights attendant thereto) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof, be automatically converted into the right to receive an amount of cash and a number of shares of Buyer Stock equal to the Per Share Consideration, without any interest thereon, as set forth on the Closing Allocation Schedule, subject to the terms and conditions of this Agreement, including the allocation of a portion thereof to the Holdback Closing Cash, the Escrow Amount and the Expense Fund Amount.

(ii)     Common Stock. Each share of Common Stock issued and outstanding immediately prior to the Effective Time, including shares of Common Stock issued upon conversion of any shares of Preferred Stock into Common Stock immediately prior to the Effective Time and shares of Common Stock issued upon exercise of any Common Options exercisable therefor and exercised immediately prior to the Effective Time (other than Appraisal Shares), shall, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof, automatically convert into the right to receive an amount of cash and a number of shares of Buyer Stock equal to the Per Share Consideration, without any interest thereon, as set forth on the Closing Allocation Schedule, subject to the terms and conditions of this Agreement, including the allocation of a portion thereof to the Holdback Closing Cash, the Escrow Amount and the Expense Fund Amount.

(iii)     Options. As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Closing Date, the Company Board will adopt appropriate resolutions and take all other actions as may be required to provide that any Vested Company Option that is outstanding immediately prior to the Effective Time and that has a per share exercise price less than the Per Share Consideration for Common Stock, shall, upon execution of an Option Cancellation Agreement, by virtue of the Merger and without any action on the part of Buyer, the Company or the holder thereof, be cancelled, terminated and converted into the right to receive a payment, without interest thereon, which shall be equal to the amount by which the Per Share Consideration for Common Stock exceeds the per share aggregate exercise price of such Vested Company Option, subject to the allocation of a portion thereof to the Holdback Closing Cash, the Escrow Amount and the Expense Fund Amount, as set forth on the Closing Allocation Schedule, subject to the terms and conditions of this Agreement, including the reduction for any applicable Tax withholdings and payroll charges associated with such payment (other than any employer related taxes). Each Vested Company Option that is outstanding immediately prior to the Effective Time and that has a per share exercise price equal to or greater than the Per Share Consideration for Common Stock shall, by virtue of the Merger and without any action on the part of Buyer or the holder thereof, be cancelled without payment of any consideration, subject to the terms and conditions of this Agreement. Each Unvested Company Option that is outstanding immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Buyer, or the holder thereof, be cancelled without payment of any consideration. The Company shall take all actions that are necessary and appropriate to provide for such cancellation and conversion, as applicable, including, to the extent necessary, obtaining consent from the holders of Common Options.

(iv)     Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any shares of the Company’s Capital Stock that are issued and outstanding immediately prior to the Closing Date and which are held by a Shareholder who has properly exercised and perfected his, her or its appraisal rights for such shares in accordance with Chapter 13 of the CCC and has not effectively withdrawn or lost such appraisal rights (collectively, the “Appraisal Shares”) shall not be converted into or represent the right to consideration for Capital Stock set forth in this Section 2.5(c), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders pursuant to Chapter 13 of the CCC. Notwithstanding the provisions of this Section 2.5(c), if any holder of Appraisal Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Chapter 13 of the CCC, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company’s Capital Stock set forth in this Section 2.5(c), without interest, upon surrender of the certificate representing such shares and otherwise in accordance with this Agreement. The Company shall give Buyer prompt notice of any demand received by the Company for appraisal of the Company’s Capital Stock or notice of exercise of a Shareholder appraisal rights, and Buyer shall have the right to control all negotiations and proceedings with respect to any such demand. The Company agrees that, except with Buyer's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it shall not voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any such demand for appraisal or exercise of appraisal rights. To the extent that Buyer, the Company or the Surviving Corporation (i) makes any payment or payments in respect of any Appraisal Shares in excess of the Merger Consideration that otherwise would have been payable in respect of such Appraisal Shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Appraisal Shares (together, “Appraisal Shares Payments”), Buyer shall be reimbursed the amount of such Appraisal Shares Payments in accordance with ARTICLE X.

(d)     No fractional shares of Buyer Stock shall be issued pursuant to this Section 2.5, and each Shareholder who would otherwise be entitled to receive a fraction of a share of Buyer Stock shall receive from Buyer in lieu thereof one full share of Buyer Stock.

(e)     Exchange Procedures.

(i)     As soon as practicable after the date of issuance of the California Permit, the Company shall deliver to every holder of record of Outstanding Shares and Vested Company Options: (A) a letter of transmittal in the form supplied by the Buyer (the “Letter of Transmittal”) and (B) if applicable, instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments that immediately prior to the Effective Time represented issued and outstanding Company Shares that were converted into the right to receive consideration pursuant to Section 2.5 (the “Certificates”) in exchange for the Merger Consideration. The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Paying Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as the Buyer or the Paying Agent may reasonably specify.

(ii)     Promptly after delivery (or on the Closing Date if delivered at least three (3) Business Days prior to the Closing Date) to the Paying Agent of a Certificate(s), if applicable, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate(s) or Vested Company Options shall be entitled to receive a check or wire transfer and stock certificate representing the cash and stock amounts that such holder has the right to receive pursuant to Section 2.5 in respect of such Certificate or Vested Company Options (which, for the avoidance of doubt, excludes in the case of Equity Holders, such Equity Holder’s Holdback Closing Cash Pro-Rata Portion of the Holdback Closing Cash, such Equity Holder’s Cash Escrow Amount Pro-Rata Portion of the Equity Holder Cash Escrow Amount, such Equity Holder’s Stock Escrow Amount Pro-Rata Portion of the Stock Escrow Amount, and such Equity Holder’s Expense Fund Amount Pro-Rata Portion of the Expense Fund Amount) and (B) if applicable, such Certificate(s) shall be cancelled.

2.6     Paying Agent. The Paying Agent shall act as paying agent in connection with the consideration to be paid to the Shareholders and Non-Employee Company Option Holders pursuant to the Paying Agent Agreement.

2.7     Closing of Transfer Books; Unclaimed Merger Consideration. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. Following the Merger, the holders of certificates formerly representing Company Shares shall look only to Buyer for payment of the applicable portion of the Merger Consideration. Neither of Buyer nor the Surviving Corporation shall be liable to any holder of Company Shares for any amount properly paid to a public official under any applicable property, escheat or similar Laws.

2.8     Escrow of Merger Consideration.

(a)     At the Closing, Buyer shall deposit the Escrow Amount in accordance with the Escrow Agreement. The Escrow Fund will be governed by the terms set forth in the Escrow Agreement. The Escrow Amount will be used to provide a source of funding to the Buyer Indemnitees for any Losses for which such Buyer Indemnitees are entitled to be indemnified pursuant to Section 10.2. The Buyer Indemnitees shall first use the amount of cash then held in the Escrow Fund to fund such Losses, and for any remaining or additional Losses, the Buyer Indemnitees shall use the Stock Escrow Amount to fund such Losses. To the extent the Buyer Indemnitees use the Stock Escrow Amount (but only after the Equity Holder Cash Escrow Amount is first used in its entirety), such stock shall be valued at the Buyer Stock Value. The Escrow Amount, as increased from time to time by interest accruing thereon and as reduced from time to time by any indemnifiable Losses under Section 10.2 paid out of the escrow fund (the “Escrow Fund”), will be held by the Escrow Agent until distributed in accordance with the Escrow Agreement and Section 10.5 of this Agreement. Upon release of the Escrow Disbursement Amount in accordance with the terms of the Escrow Agreement, each Equity Holder shall receive an amount equal to his, her or its Cash Escrow Amount Pro-Rata Portion and Stock Escrow Amount Pro-Rata Portion of the Escrow Disbursement Amount.

(b)     The parties acknowledge and agree that (i) the portion of the Merger Consideration that is included in the Escrow Amount with respect to the Vested Company Options described in Section 2.4 of this Agreement is subject to substantial limitations or restrictions and is subject to the claims of the Surviving Corporation’s creditors such that such portion of the consideration is not constructively received by the holders for Tax purposes at the time of Closing and is not intended to be compensation or wages, or subject to withholding as such, until the distribution of such portion of the Escrow Amount (if any), (ii) the portion of the Carve-Out Plan Amount that is included in the Escrow Amount with respect to the Carve-Out Plan Participants described in Section 2.8 of this Agreement is subject to substantial limitations or restrictions such that such portion of the Carve-Out Plan is not constructively received by the Carve-Out Plan Participants for Tax purposes at the time of Closing and is not intended to be compensation or wages, or subject to withholding as such, until the distribution of such portion of the Escrow Amount (if any) is determined, and (iii) the portion of the Merger Consideration that is included in the Escrow Amount other than that portion described in clause (i) above is intended to be treated as an installment obligation for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterizations except to the extent required pursuant to a “determination” as defined in Section 1313(a) of the Code.

(c)     The parties further agree that, consistent with Proposed Treasury Regulation Section 1.468B-8, for Tax reporting purposes, all interest or other income earned from the investment of the Equity Holder Cash Escrow Amount or any portion thereof in any taxable year shall be reported as allocated to Buyer until the distribution of the Escrow Amount (or portions thereof) is determined (with associated tax distribution rights as set forth in the Escrow Agreement) and thereafter to Buyer and the Shareholders in accordance with their respective interests in the Equity Holder Cash Escrow Amount consistent with Proposed Treasury Regulation Section 1.468B-8. Any portion of any payments or distributions to the Shareholders that is treated as interest under Section 483 of Code or otherwise shall be treated as portfolio interest under Section 871(h) of the Code. To the extent permitted under applicable Law, this Agreement and the Escrow Agreement are each intended by the parties to be a book entry system maintained by Buyer in accordance with Section 163(f) of the Code for purposes of qualifying the Escrow Amount as an obligation in registered form of Buyer under Section 871(h) of the Code. No Company Indemnifying Party shall assign its interest in the Equity Holder Cash Escrow Amount to any person permitted by the Escrow Agreement without first obtaining the consent of Buyer and the Shareholders’ Representative in writing of such transfer.

(d)     From and after the Closing, each Equity Holder shall be entitled to vote such Equity Holder’s Stock Consideration Pro-Rata Portion of the Stock Escrow Amount on all matters presented for approval of the stockholders of Buyer and shall be entitled to all dividends or other distributions with respect to such Stock Escrow Amount.

2.9     Withholding. Each of the Company and Buyer (and their Subsidiaries), as applicable, shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal state, local or foreign Tax Law. Any amounts so deducted, withheld and paid over to the appropriate Taxing Authority will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

2.10     Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances required by applicable Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either of the Company or Merger Sub I acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each of the Company or Merger Sub I and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances required by applicable Law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and managers of the Surviving Corporation are fully authorized in the name of either of the Company or Merger Sub I to take any and all such action.

2.11     Second Merger.

(a)     Immediately after the Effective Time, Buyer will cause the Surviving Corporation to merge with and into Merger Sub II (the “Second Merger” and together with the Merger, the “Mergers”) and the separate corporate existence of the Surviving Corporation shall thereupon cease and Merger Sub II shall be the surviving entity (the “Surviving Entity”) in the Second Merger.

(b)     At the effective time of the Second Merger, all issued and outstanding shares of the Surviving Corporation shall automatically be converted into a membership interest in the Surviving Entity representing one hundred percent (100%) of the equity ownership interests in the Surviving Entity.

(c)     With respect to any time following the Second Merger, references herein to the Surviving Corporation shall refer to the Surviving Entity.

2.12     Adjustment to Merger Consideration to Preserve Intended Tax Treatment of Mergers. Notwithstanding anything in this Agreement to the contrary, with respect to the Mergers, the aggregate amount of the Buyer Stock payable as Merger Consideration pursuant to this Agreement that must be included in the measurement of “continuity of interest” pursuant to Treasury Regulation Section 1.368-1(e)(2) (the “40% COI Test”) shall not be less than forty percent (40%) of the aggregate of all amounts that must be included in the measurement of continuity of interest pursuant to the 40% COI Test calculated, solely for this purpose, by assuming the entire Escrow Amount and the Holdback Closing Cash were fully paid to the Equity Holders as Merger Consideration in accordance with this Agreement and using the Agreement Date Closing Price of Buyer Stock rather than the Buyer Stock Value for the purpose of this calculation (such requirement, the “COI Requirement”). In the event the amount of Buyer Stock otherwise payable as Merger Consideration pursuant to Section 2.4 would be insufficient for the Mergers to satisfy the COI Requirement, then the amount of Buyer Stock otherwise payable as Merger Consideration pursuant to Section 2.4 shall be increased (with a corresponding decrease in the amount of the cash otherwise payable as Merger Consideration pursuant to Section 2.4 and with the adjustment to each of the Cash Consideration and the Stock Consideration being based on the Agreement Date Closing Price) to the extent necessary for the Mergers to meet the COI Requirement, it being understood that such adjustment shall be made in a manner that results in the lowest increase in payment of Buyer Stock pursuant to this Section 2.12 necessary to satisfy the COI Requirement and; provided further, that, in the event an adjustment to be made pursuant to this Section 2.12 on the Closing Date would result in the issuance of more than 19.99% of the total shares outstanding of Buyer Stock as of the date of such calculation, requiring Buyer’s stockholders to consent to the Merger according to NASDAQ rules and regulations, Buyer shall, at its option, solicit such stockholder consent, exercise its termination right, or be subject to the termination provisions set forth in Section 9.1. For the avoidance of doubt, this Section 2.12 shall apply cumulatively to payments of Merger Consideration after the Closing Date.

2.13     Carve-out Plan. On the Closing Date, the Buyer or the Surviving Corporation shall pay each of the Carve-out Plan Participants their respective share of the Carve-out Plan Amount (after any reductions pursuant to Section 2.4(d)(iv), if any), pursuant to the terms of the Carve-out Plan, through the Buyer’s or the Surviving Corporation’s payroll system, subject to any required withholding for applicable Taxes. For purposes of clarification, the Carve-out Plan Amount shall be subject to the indemnification obligations under Article X.

ARTICLE III

THE CLOSING

3.1     The Closing. The closing for the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA at 10:00 a.m. (local time) as promptly as practicable following three (3) Business Days after the date on which there has been a satisfaction or waiver of the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VIII, unless the Parties agree in writing to another date or place; provided, that in no event shall the Closing occur prior to October 1, 2016. The date on which the Closing occurs is referred to herein as the “Closing Date.” On the Closing Date, the Parties shall cause the Merger and Second Merger to be consummated by filing the Certificates of Merger with the Delaware Secretary of State in accordance with the DGCL.

3.2     Deliveries. At the Closing, subject to the terms and conditions contained herein:

(a)     The Company shall deliver or cause to be delivered the following items:

(i)     Duly executed counterparts to each of the Transaction Documents to which the Company, the Shareholders or the Shareholders’ Representative is party;

(ii)     A certificate of the Secretary of State of California as to the good standing as of the most recent practicable date of the Company in such jurisdiction;

(iii)     The articles of incorporation of the Company certified as of the most recent practicable date by the Secretary of State of California;

(iv)     A certificate of the Secretary of the Company, given by him on behalf of the Company and not in his individual capacity, certifying as to the articles of incorporation and the bylaws of the Company and as to the resolutions of the Company’s Board authorizing the Transaction Documents and the transactions contemplated hereby;

(v)     The Closing Allocation Schedule;

(vi)     A copy of the Company’s balance sheet reflecting the Closing Cash.

(vii)     The resignations referenced in Section 6.7;

(viii)     The Financial Certificate;

(ix)     The Allocation Certificate;

(x)     The Support Agreements or Voting and Support Agreements duly executed by 95% of Shareholders;

(xi)     The Lock-Up Agreements duly executed by the Key Employees and the A16Z Funds;

(xii)     The Consulting Agreements executed by the Key Employees;

(xiii)     The Non-Compete Agreements executed by the Key Employees;

(xiv)     The Option Cancellation Agreements executed by each Company Option Holder;

(xv)     FIRPTA documentation, including (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Buyer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA notification letter, dated as of the Closing Date and executed by the Company; and

(xvi)     The additional deliverables referenced in Section 8.2.

(b)     Buyer shall deliver (or cause the Surviving Corporation to deliver) the following items:

(i)     Duly executed counterparts to the Transaction Documents to which it is a party;

(ii)     The certificate of incorporation or certificate of formation, as applicable, of Buyer and each of the Merger Subs certified as of the most recent practicable date by the Secretary of State of Delaware;

(iii)     Certificates of the Secretary of State of Delaware as to the good standing as of the most recent practicable date of Buyer and each of the Merger Subs in such jurisdiction;

(iv)     Certificates of the Secretary of each of Buyer and Merger Subs, given by him on behalf of Buyer or Merger Subs, as the case may be, and not in his individual capacity, certifying as to the certificate of incorporation and the bylaws of Buyer or Merger Subs, as the case may be, and as to the resolutions of the Board of Directors of Buyer and the Board of Directors and stockholder of each of the Merger Subs, authorizing the Transaction Documents and the transactions contemplated hereby;

(v)     To the applicable parties identified on the Financial Certificate, on behalf of the Company or its Subsidiaries, payment of all Unpaid Transaction Costs;

(vi)     The Merger Consideration;

(vii)     To the Company’s or its Subsidiaries’ applicable lenders identified on the Financial Certificate, on behalf of the Company or its Subsidiaries, payment of all Unpaid Closing Indebtedness; and

(viii)     A certificate of Buyer and Merger Sub I to the effect set forth in Section 8.3(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules accompanying this Agreement (with specific reference to the representations and warranties to which the information in such schedule relates) (collectively, the “Company Disclosure Schedule”), the Company hereby represents and warrants as of the date of this Agreement and as of the Closing to both Buyer and the Merger Subs as follows:

4.1     Organization and Good Standing.

(a)     The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction, in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable.

(i)     The Organizational Documents, which have previously been furnished to Buyer, reflect all amendments thereto and are true, correct and complete.

(b)     Schedule 4.1 contains a true and complete list of (i) the jurisdictions in which the Company is qualified to conduct business and (ii) all countries in which the Company or any of its Subsidiaries conducts business.

4.2     Capitalization.

(a)     The authorized Capital Stock of the Company consists of 31,000,000 shares of Common Stock, no par value per share (the “Common Stock”) and 13,775,601 shares of Preferred Stock. All of the Outstanding Shares are, and all shares of Capital Stock that may be issued upon exercise of Common Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute or the Company’s Organizational Documents. The Outstanding Shares are owned of record and beneficially by the holders and in the amounts set forth on Schedule 4.2(a).

(b)     Schedule 4.2(a) accurately sets forth the authorized and outstanding Capital Stock of the Company and the class and number of shares held by each holder of the Capital Stock of the Company. All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are free of any Liens and were not offered, issued or granted in violation of any preemptive or similar rights. Schedule 4.2(b) accurately sets forth all of the issued and outstanding Common Options and the number of issued and outstanding Common Options held by each holder. The Common Options are duly authorized and were not offered, issued or granted in violation of any preemptive or similar rights of any Person and each such grant was made at a per share exercise price that was not less than the fair market value of a share of Common Stock on the applicable grant date.

(c)     All securities of the Company, including, but not limited to Common Stock and Company Options, have been issued and granted in compliance with (i) all applicable securities Laws and (ii) all requirements set forth in the Company’s Organizational Documents and applicable Contracts.

(d)     Except as set forth on Schedule 4.2(d), there are no outstanding or authorized options, warrants, Contracts, pledges, calls, puts, rights to subscribe, conversion rights, rights to purchase, exchange rights, phantom stock, appreciation rights, performance based rights or other similar rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition, redemption or acquisition or registration under the Securities Act and all rules and regulations promulgated thereunder, or any foreign securities law, sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any of its equity or any rights or interests exercisable therefor.

(e)     Except as otherwise provided pursuant to Section 2.4, no Shareholder is entitled to receive any amount in connection with the Merger with respect to any of the Equity Securities of the Company held by it that is different from or additional to the amounts of the Merger Consideration to be received by it as set forth in the Initial Allocation Schedule, as may be updated in the Closing Allocation Schedule. No Person other than the Shareholders listed in the Initial Allocation Schedule, as may be updated in the Closing Allocation Schedule, is entitled to receive any payment or property in connection with the Merger in respect of any Company Share or other Equity Security of the Company. The Initial Allocation Schedule as of the date hereof and the Closing Allocation Schedule as of the Closing Date, shall be accurate and complete, and the calculations performed to compute the information contained therein comply with the applicable provisions of this Agreement.

(f)     Other than the Outstanding Shares set forth on Schedule 4.2(a) and the Common Options set forth on Schedule 4.2(b), the Company does not have outstanding any shares of Capital Stock or any other Equity Securities.

(g)     Except as set forth in Schedule 4.2(g), the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any Person.

(h)     No dividends or other distributions with respect to any Company Shares have ever been made or declared, and none have accrued, except for the Company Dividend. The Company Dividend and any other distributions of any kind, including any bonuses paid to individuals, have been made in accordance with Law and the Company’s Organizational Documents.

4.3     Subsidiaries of the Company.

(a)     Each Subsidiary of the Company is validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Schedule 4.3 contains a true and complete list of the Subsidiaries of the Company and sets forth, with respect to each such Subsidiary, the jurisdiction of formation, the jurisdictions in which each such Subsidiary is qualified to do business, the authorized and outstanding Capital Stock of such Subsidiary and the owner(s) of record of such outstanding Capital Stock, which hold such Capital Stock free and clear of all Liens. All of the outstanding shares of Capital Stock of the Subsidiaries of the Company (collectively, the “Subsidiary Shares”) are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with (i) all applicable securities Laws and (ii) all requirements set forth in each Subsidiaries’ organizational documents and applicable Contracts.

(c)     Other than the Subsidiary Shares set forth on Schedule 4.3, no Subsidiary of the Company has outstanding any shares of Capital Stock or any other Equity Securities.

4.4     Authority and Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is a party, and to consummate the Merger. The execution and delivery of this Agreement, any of the Transaction Documents to which the Company is a party and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company. The Company Board has determined that this Agreement and the consummation of the Merger are fair to and in the best interests of the Company and the Shareholders and has unanimously approved this Agreement and the other Transaction Documents and declared the advisability of this Agreement and the other Transaction Documents and the Merger. The Required Shareholders have approved this Agreement and the transactions contemplated hereby, and no other vote of the Company’s shareholders is required in connection with the consummation of the transactions contemplated hereby. This Agreement and any Transaction Document to which the Company is a party have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

4.5     No Conflicts; Consents.

(a)     Except for any notices, filings, consents or approvals set forth in Schedule 4.5(a), the execution and delivery of this Agreement by the Company does not, and the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents by the Company will not directly or indirectly (i) violate, conflict with or result in a violation of any of the provisions of any of the Organizational Documents of the Company or any of its Subsidiaries, (ii) violate, conflict with or result in a violation or breach of, result in a default under, or require the consent or approval of any party to, any Contract to which the Company or any of its Subsidiaries is a party, (iii) violate, conflict with or result in a violation of any of the terms or requirements of any Order or Law applicable to the Company, its Subsidiaries or any of the properties or assets owned, used or controlled by the Company or any of its Subsidiaries, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries.

(b)     No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or any of the Transaction Documents or the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Transaction Documents, except for the filing of the Certificates of Merger for the Merger and Second Merger with the Secretary of State of the State of Delaware in relation to the DGCL and the Secretary of State of the State of California in relation to the CCC.

4.6     Financial Statements.

(a)     Except as set forth in Schedule 4.6(a), the audited balance sheet of the Company and the related audited statements of income and retained earnings, and cash flow, for the fiscal years ended December 31, 2014 and 2015 (collectively, the “Audited Financial Statements”), and the unaudited balance sheet of the Company and the related unaudited statements of income and retained earnings and cash flow, for the fiscal year ended December 31, 2013 (collectively, the “Unaudited Financial Statements”) and the unaudited balance sheet of the Company as of April 30, 2016, and the related unaudited statements of income and retained earnings, and cash flow for the four-month period then ended, (collectively, the “Interim Financial Statements” and together with the Unaudited Financial Statements and the Audited Financial Statements, the “Financial Statements”), (i) are correct and complete in all material respects, (ii) are consistent with the books and records of the Company, (iii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Financial Statements) and (iv) fairly present in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes. The balance sheet of the Company as of April 30, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)     No financial statements of any Person other than the Company or its Subsidiaries are required by GAAP to be included in the financial statements of the Company. The Company has no Liabilities that are required by GAAP to be included on a balance sheet, except for the Liabilities reflected on the Balance Sheet or incurred after the date of the Balance Sheet in the ordinary course of business or as set forth on Schedule 4.6(b). Neither the Company nor any of its Subsidiaries have extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any of its respective directors or executive officers (or equivalent thereof). Neither the Company nor any of its Subsidiaries are a party to any off-balance sheet arrangements that could have a current or future effect upon the Company’s consolidated financial condition or results of operations.

(c)     Except as set forth in Schedule 4.6(c), the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) all transactions are executed in accordance with management’s general or specific authorizations, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and any other applicable Laws and to maintain proper accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.7     Banking Relationships. Set forth on Schedule 4.7 are the names and locations of all banks and trust companies in which the Group Companies has banking accounts, investment accounts or lines of credit and with respect to each such account or line of credit, the names of all persons authorized to draw thereon or to have access thereto.

4.8     Accounts Receivable. All notes receivable and accounts receivable are reflected on the Balance Sheet and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable will, as of the date of the Effective Time, be current and collectible, net of the respective reserve shown in the corresponding line items on the Balance Sheet. Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the date on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of any such note or account receivable. Notwithstanding the foregoing, no representation or warranty is made with respect to any notes receivable and/or accounts receivable relating to sales made to, or services performed for, Buyer or its Affiliates. Schedule 4.8 sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Balance Sheet.

4.9     Taxes.

(a)     All Tax Returns required to have been filed by each Group Company have been timely filed (taking into account valid extensions), and each such Tax Return was complete and accurate in all material respects. Schedule 4.9(a) contains a list of all jurisdictions (whether foreign or domestic) in which each Group Company files Tax Returns. No Group Company is currently the beneficiary of any extension of time within which to file any Tax Return. No Group Company has received a written claim by a Governmental Entity in a jurisdiction where the Group Companies do not file Tax Returns that any Group Company is or reasonably may be subject to Tax by that jurisdiction.

(b)     All Taxes due and owing by each Group Company (shown on any Tax Return) have been timely paid. The Balance Sheet reflects adequate reserves in accordance with GAAP for all liabilities for Taxes accrued by the Group Companies but not yet paid.

(c)     There is no audit currently pending against any Group Company in respect of any Taxes nor has any Group Company received written notice that any such activity is contemplated by any Governmental Entity with taxing jurisdiction. There are no Liens on any of the assets of any Group Company that arose in connection with any failure to pay any Tax, other than Liens for Taxes not yet due and payable.

(d)     Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or other third party.

(e)     No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)     No Group Company (x) has been a member of any affiliated, consolidated, combined or unitary group filing a consolidated or combined Tax Return (other than a group the common Buyer of which was the Company) or (y) has any Liability for the Taxes of any Person (other than any Group Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise. No Group Company is a party to any Tax allocation or sharing agreement.

(g)     No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)     “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii)     intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv)     installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)     prepaid amount received on or prior to the Closing Date.

(h)     Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)     No Group Company is or has ever been a United States Real Property Holding Corporation (as defined in Section 897(c)(2) of the Code).

(j)     No Group Company is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Section 6011, Section 6111 and Section 6112 of the Code.

(k)     Except as set forth on Schedule 4.9(k), to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(l)     All material related party transactions involving any Group Company or their Affiliates have been supported by an arm’s length study in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder, and to the extent applicable, any comparable provisions of state, local or foreign law.

4.10     Compliance with Law; Authorizations.

(a)     Each of the Group Companies is, and has at all times been, in compliance in all material respects with all Laws to which their business is subject, (ii) no investigation or review by any Governmental Entity is pending or overtly threatened against the Company or its Subsidiaries, except for regular inspections in the ordinary course of business and (iii) there is no Order binding upon the Company or any of its Subsidiaries. None of the Group Companies have received in writing any assertion that any of them have failed to comply with any Law to which any of their respective assets, properties and businesses are subject.

(b)     Except as set forth on Schedule 4.10(b), each of the Group Companies owns, holds, possesses or lawfully uses in the operation of its respective business all material Authorizations necessary for it to conduct such business. The Group Companies are and have been in material compliance with the terms of all Authorizations necessary for the Group Companies to conduct their business and all such Authorizations are valid and in full force and effect. Schedule 4.10(b) contains a correct and complete list of all Authorizations held by the Company or its Subsidiaries.

4.11     Title to Personal Properties. The Group Companies have good and valid title to all properties and assets purported to be owned by them, or have a valid leasehold interest or right to use all of their properties or assets purported to be leased or licensed by them free and clear of all Liens, except for Permitted Liens. Such properties and assets are sufficient for the Group Companies to conduct their business, and represent all of the properties and assets used by the Group Companies in the conduct of their business, as presently conducted.

4.12     Real Property.

(a)     Owned Real Property. Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.

(b)     Leased Real Property. Schedule 4.12(b) contains a list of all real property leases, subleases and licenses, and each amendment thereto, under which the Company or any of its Subsidiaries is lessor, lessee or licensee (the “Leased Real Property”). The Company has made available to Buyer or its counsel a true and complete copy of every lease and sublease with respect to the Leased Real Property (the “Leases”) which (i) permit the current occupation and use of such real property by the Company or any of its Subsidiaries and (ii) will continue to be legal, valid and binding in accordance with their respective terms immediately following the Effective Time, except as may result from actions that may be taken following the Effective Time. Each Lease is valid and enforceable in accordance with its terms and there is not, under the Leases, any existing default or event of default (or, event which with notice or lapse of time, or both, would constitute a default).

(c)     Eminent Domain. To the Company’s Knowledge, none of the Leased Real Property is the subject of any condemnation or eminent domain proceeding.

(d)     Utilities. The Leased Real Property is served by all water, electric, gas, telephone, sewer and other utilities reasonably necessary for the conduct of business of the Group Companies as currently conducted.

(e)     Damage. No material damage or destruction has occurred with respect to any of the Leased Real Property for which the Company or any of its Subsidiaries may be liable.

4.13     Intellectual Property.

(a)     “Intellectual Property” means all intellectual property and proprietary rights anywhere in the world, including (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, reexamination certificates, renewals and extensions of the foregoing), (ii) registered, unregistered and applications to register trademarks, service marks, trade names, trade dress, and logos, including all goodwill associated with any of the foregoing, (iii) registered, unregistered and applications to register copyrights (including all web site content, documentation, advertising copy, marketing materials, specifications, drawings, and graphics), together with translations, adaptations, derivations and combinations thereof, (iv) trade secrets, know-how, and proprietary information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, whether or not patentable, and (v) algorithms and Software, domain names, web sites, inventions, invention disclosures, creations or discoveries (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto, and all other similar intellectual property rights. “Software” means all (i) computer programs, whether in source code or object code form, and regardless of the medium (including semiconductor devices) in which such programs are implemented, (ii) data, database specifications, designs and compilations, and (iii) all documentation relating to any of the foregoing. “Company Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries. “Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company or a Subsidiary of the Company. “Company IP” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

(b)     Schedule 4.13(b) sets forth a list of all Company Owned Intellectual Property that is registered or the subject of an application for registration (including the jurisdictions where such Company Owned Intellectual Property is registered or where applications have been filed, and all registration numbers) (“Registered IP”). The Group Companies, as applicable, are the sole and exclusive owners of, and have sole title of, free and clear of all Liens (other than Permitted Liens), all Company Owned Intellectual Property, and there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to any Company Owned Intellectual Property. The Group Companies have registered all assignments for Company Owned Intellectual Property that is Registered IP and no bona fide third party has any rights to the Company Owned Intellectual Property.

(c)     Schedule 4.13(c) sets forth a list of all Contracts under which Company Licensed Intellectual Property is licensed to the Company. All Company Licensed Intellectual Property has been licensed to the Company pursuant to valid and enforceable Contracts. Neither the Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract relating to the Company Licensed Intellectual Property. The Company Owned Intellectual Property together with the Company Licensed Intellectual Property constitutes all of the Intellectual Property used in and/or reasonably necessary to the conduct of the business of the Group Companies.

(d)      The conduct of the business of the Group Companies does not infringe, misappropriate or otherwise violate any Intellectual Property of any third party and has not infringed, misappropriated or otherwise violated any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any claim, demand or notice, and no action is pending or threatened against the Company or any of its Subsidiaries, (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property owned by a third party or (ii) challenging the validity, registrability, enforceability or ownership of, or the right of the Company or its Subsidiaries to use, any Company Owned Intellectual Property. Except for the matters listed on Schedule 4.13(d), neither the Company nor any of its Subsidiaries has investigated, on its own volition, or investigated based on any inquiry of or concern raised by an employee, contractor, vendor, customer or potential customer, any actual or potential infringement of any Intellectual Property of any third party. Neither the Company nor any of its Subsidiaries has received any notice from a third party (i) requesting the Company or any of its Subsidiaries to license Intellectual Property of such third party or (ii) identifying Intellectual Property of any such third party.

(e)     To the Company's Knowledge, no third party is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property. Except as set forth in Schedule 4.13(e), neither the Company nor any Subsidiary has brought or threatened a claim against or provided notice to any third party (i) alleging that such third party is infringing, misappropriating or otherwise violating any Company IP or (ii) challenging such third party's ownership or use, or the validity, registrability, or enforceability, of such third party's Intellectual Property. Neither the Company nor any of its Subsidiaries has provided notice to a third party requesting such third party to license Company IP (other than in the ordinary course of business).

(f)     Schedule 4.13(f)(i) sets forth a true, correct and complete list, and brief description of, all material Software included in the Company IP. To the Company’s Knowledge, all such Software performs in material conformance with its documentation, and does not contain any self-help mechanism or unauthorized code. The Company has made back-ups of all such Software and has maintained such back-ups at a secure off-site location. No person has gained unauthorized access to Company’s instances of such Software or any code necessary to gain access to such Software. Except as set forth in Schedule 4.13(f)(ii), and excepting interpreted code, no source code for such Software that is Company Owned Intellectual Property has been disclosed or licensed by the Company or its Subsidiaries to any escrow agent or other Person and the Company or its Subsidiaries are not under any obligation to disclose or license such source code to any Person. Either the Company or one of its Subsidiaries is in possession, and Buyer will receive, of such working copies of all Software, including object and (for Software owned by or exclusively licensed to the Company) source code, and all related manuals, licenses, and other documentation, as are necessary for the current conduct of the business.

(g)     Except as set forth in Schedule 4.13(g), (i) the Company and each Subsidiary do not use and have not used any Open Source Software and (ii) none of the Software included in the Company IP incorporates, contains or requires use of any Open Source Software that does or may require disclosure or licensing of any Company Owned Intellectual Property. The Company and its Subsidiaries have not used Open Source Software in any manner that (a) requires the disclosure or distribution of any source code of any Company Owned Intellectual Property, (b) requires the licensing of any Company Owned Intellectual Property for the purpose of making derivative works, (c) imposes any restriction on the consideration to be charged for the distribution of any Company Owned Intellectual Property, (d) creates, or purports to create, obligations on the Company or any of its Subsidiaries with respect to any Company Owned Intellectual Property or grants, or purports to grant, to any third party any rights or immunities under any Company Owned Intellectual Property, or (e) imposes any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Owned Intellectual Property. With respect to any Open Source Software that is or has been used by the Company or its Subsidiaries in any way, the Company and its Subsidiaries have been and are in material compliance with all applicable licenses with respect thereto. “Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free Software, open source Software or under similar licensing or distribution models, including software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

(h)     To the Company’s Knowledge, the current operation of the businesses of the Group Companies does not, and will not, result in any requirement that the Company or any of its Subsidiaries publish, disclose, license or otherwise make available any Company Owned Intellectual Property, in the form of source code for their (or any of their respective licensors', if any) respective proprietary Software, libraries, firmware or other computer programs.

(i)     The Group Companies maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of the data, trade secrets and other confidential, proprietary or personal information owned or used by the Group Companies, including commercially reasonable physical, technical, organizational and administrative security measures. The Group Companies have, at all times, been in material compliance with such policies and procedures, and such policies and procedures materially comply with all applicable United States Laws and, to the Company’s Knowledge, all applicable Laws. The Group Companies’ collection, maintenance, and use of user personal information have materially complied with all applicable United States Laws and to the Company’s Knowledge, all applicable Laws. To the Company’s Knowledge, there have been no breaches or violations of any such security measures, or any unauthorized access of any data, trade secrets, privacy or other confidential or proprietary information owned by or otherwise in the possession of the Group Companies. The Company has required and does require all third parties to which it provides personal information and/or access thereto to maintain the privacy and security of such personal information, including by contractually obligating such third parties to protect such personal information from unauthorized access by and/or disclosure to any unauthorized third parties. No claim is pending or threatened against the Company or any Subsidiary relating to any such policy, procedure or measure, or any breach or alleged breach thereof. The Group Companies are not in breach of any contractual obligation to secure or otherwise safeguard personal information or other information they receive in connection with the operation of the business of the Group Companies.

(j)     The Group Companies have maintained in connection with their operations, activity, conduct, and business on the World Wide Web (“Web”) and mobile applications and any and all other applicable operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, written privacy statements or policies (the “Company Privacy Policies”) governing the collection, maintenance, and use of data and information collected from users of Web sites or mobile applications owned, operated, or maintained by, on behalf of, or for the benefit of the Company or its Subsidiaries in connection with or related to the Company business or the business of any of its Subsidiaries (“Company Sites and Apps”). At all times during the Company’s or its Subsidiaries’ Web or internet operations, activity, conduct, or business, the Company Privacy Policies have been conspicuously made available to users of Company Sites and Apps. At all times during the Company’s or its Subsidiaries’ Web or internet operations, activity, conduct, or business, the Group Companies have materially complied with or otherwise met their obligations or promises under each Company Privacy Policy. Each Company Privacy Policy (i) complies in all material respects with all applicable United States Laws, including, without limitation, laws and rules of the United States Federal Trade Commission, the Children’s Online Privacy Protection Act, and the California Online Privacy Protection Act and, to the Company’s Knowledge, all applicable Laws and (ii) is appropriately accurate and complete in its description of the Company’s and its Subsidiaries’ collection, maintenance, and use of user data and information. True and correct copies of all current internal and customer- or user-facing Company Privacy Policies have been provided to Buyer. The Group Companies have registered one or more designated agents for receipt of copyright infringement take down notices with the United States Copyright Office for each Company web site. No claim is pending or threatened against the Company or any of its Subsidiaries relating to or alleging a violation of any Person’s privacy or personal information or data rights. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, statement, policy, or procedure related to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Group Companies in the conduct of their businesses.

(k)     Except as set forth in Schedule 4.13(k), there are no settlements, forbearances to sue, consents, judgments, or Orders or similar obligations which (i) restrict the Company's or any of its Subsidiaries' rights to use any Company IP or (ii) permit any third party to use any Company Owned Intellectual Property.

(l)     Except as set forth in Schedule 4.13(l), the execution of this Agreement (including the consummation of the transactions contemplated hereby) shall not (i) result in the loss or impairment of the Company’s or any of its Subsidiaries’ rights to or under any of the Company IP, (ii) give rise to a right to terminate any agreement under which the Company or any of its Subsidiaries obtains the rights to use any third party Intellectual Property used in the business of the Company or of a Subsidiary, (iii) result in the release, disclosure, or delivery of any Company Owned Intellectual Property by or to any escrow agent or other Person, or (iv) result in payment obligations by a Group Company under any Intellectual Property related agreements which are in excess of the amounts payable in the absence of the Closing.

(m)     The Group Companies have taken reasonable measures to protect the Company Owned Intellectual Property including requiring each Person who is or was, as such, an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company Owned Intellectual Property to sign a valid, enforceable agreement containing an assignment of such Intellectual Property to the Company or one of its Subsidiaries and confidentiality provisions protecting the Company Owned Intellectual Property. The Company has provided to Buyer a complete and accurate copy of each Group Company Contract relating to assignment or licensing of Intellectual Property used by the Company or any of its Subsidiaries, including each (i) customer license or services agreement; (ii) development agreement; (iii) distributor, reseller, or sales representative agreement; (iv) employee agreement containing assignment or license of Intellectual Property or any confidentiality provision; (v) consulting or independent contractor agreement containing assignment or license of Intellectual Property; and (vi) confidentiality or nondisclosure agreement.

(n)     Notwithstanding anything else, the following are exempt from disclosure under Sections 4.13, 4.14 and 4.15: (a) generally commercially available Software (or SaaS) provided to any Group Company on standard terms and Contracts with respect thereto, (b) Contracts with employees and contractors on a Group Company’s standard form as provided to Buyer or Buyer’s counsel, (c) Contracts with customers on a Group Company’s standard form provided to Buyer or Buyer’s counsel, (d) customary nondisclosure agreements entered in the ordinary course of business, and (e) DMCA takedown notices for which the applicable material was promptly removed and no counter-notice was received.

4.14     Absence of Certain Changes or Events. Since the Balance Sheet Date to the date of this Agreement, except as set forth on Schedule 4.14,:

(a)     no event has occurred that has had a Company Material Adverse Effect nor has there occurred any event, development or state of circumstances which could reasonably be foreseen to result in such a Company Material Adverse Effect in the future;

(b)     neither the Company nor any of its Subsidiaries has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security, or repurchased, redeemed or otherwise reacquired any Equity Securities;

(c)     neither the Company nor any of its Subsidiaries have sold, issued or authorized the issuance of any Equity Securities (except for Common Stock issued upon the exercise of the Common Options);

(d)     the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any Company Stock Plan, or (ii) any provision of any Contract evidencing any outstanding Common Option.

(e)     neither the Company nor any of its Subsidiaries has (i) increased or modified the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, or (iii) entered into any employment, severance or termination agreement (either individual or collective);

(f)     no party to any Material Contract to which the Company or any of its Subsidiaries is a party has given notice to the Company or its Subsidiaries of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company or its Subsidiaries;

(g)     other than the sale of inventory and obsolete assets in the ordinary course of business, neither the Company nor any of its Subsidiaries has sold, leased, transferred or assigned any property or assets of the Company or any such Subsidiary;

(h)     neither the Company nor any of its Subsidiaries has (i) lent money to any Person (other than pursuant to routine travel advances made to any employee of the Company or its Subsidiaries in the ordinary course of business) or (ii) incurred, assumed or guaranteed any Indebtedness;

(i)     neither the Company nor any of its Subsidiaries has created or assumed any Lien on any asset, except for Permitted Liens;

(j)     there has not been any material damage, destruction or loss with respect to the property and assets of the Company or any of its Subsidiaries, whether or not covered by insurance;

(k)     no Group Company has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

(l)     there has been no amendment to the Company’s Organizational Documents, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(m)     the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other entity;

(n)     neither the Company nor any of its Subsidiaries have made any capital expenditure which exceeds $25,000 individually or $100,000 in the aggregate;

(o)     neither the Company nor any of its Subsidiaries have (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract, or (ii) amended or prematurely terminated, or waived any right or remedy under, any such Contract;

(p)     the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other material indebtedness in an amount that exceeds $25,000 individually;

(q)     neither the Company nor any of its Subsidiaries have changed any of its methods of accounting or accounting practices in any respect;

(r)     neither the Company nor any of its Subsidiaries have threatened, commenced or settled any Action;

(s)     neither the Company nor any of its Subsidiaries have entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

(t)     neither the Company nor any of its Subsidiaries have agreed, whether in writing or otherwise, to do any of the foregoing.

4.15     Contracts.

(a)     This Section 4.15 does not relate to Leases, such items being the subject of Section 4.12 or Company IP, such items being the subject of Section 4.13.

(b)     Schedule 4.15 sets forth an accurate and complete list of each Contract to which either the Company or any of its Subsidiaries is party or by which any of them or their respective assets is bound:

(i)     for the purchase of materials, supplies, goods, services, equipment or other assets (other than purchase orders for inventory, Employee Agreements or Contracts for services in the ordinary course of business) which (A) involves or is reasonably anticipated to involve annual payments by the Company or any of its Subsidiaries of $50,000 or more in any 12 month period, or (B) (x) has a residual term as of the date of this Agreement of more than six (6) months and (y) is not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(ii)     for the sale or license by the Company or any of its Subsidiaries of materials, supplies, goods, services, equipment or other assets, which (A) involves or is reasonably anticipated to involve a specified annual minimum dollar sales or license amount by the Company or any of its Subsidiaries of $50,000 or more in any twelve (12) month period, or (B) (x) has a residual term as of the date of this Agreement of more than six (6) months and (y) is not terminable by the Company or any of its Subsidiaries by notice of not more than sixty (60) days;

(iii)     that requires the Company or any of its Subsidiaries to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

(iv)     that is for the sale of materials, supplies, goods, services, equipment or other assets by the Company or any of its Subsidiaries for an aggregate sale price of $50,000 or more in any 12 month period and contains any most-favored-nation or other provision obligating the Company or any of its Subsidiaries to grant any other Person preferential pricing terms;

(v)     that is a note, debenture, bond, equipment trust, letter of credit, capital lease obligation, loan or other Contract for the borrowing or lending of money (other than to employees for travel expenses in the ordinary course of business) or otherwise pertaining to Indebtedness or that is a Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person, in any such case which, individually, is in excess of $50,000;

(vi)     that restrains the ability of the Company or any of its Subsidiaries to engage or compete in any manner or in any business, or, to the Company’s Knowledge, that restrains the ability of any employee of the Company or any of its Subsidiaries to work or do business in any industry, at or with a competitor or in any geographic region other than any agreements between such employee and the Company or any of its Subsidiaries;

(vii)     that relates to the acquisition or disposition of any business or material assets or properties (whether by merger, sale of stock, sale of assets or otherwise);

(viii)     that relates to the compromise or settlement of any litigation or arbitration or other proceeding;

(ix)     that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(x)     any other Contract that is material to the Company’s business as current conducted or is anticipated to be conducted.

(c)     Neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any counterparty, is in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained in any of the Contracts required to be listed in Schedule 4.15 (collectively, the “Material Contracts”) or Schedule 4.18(a).

4.16     Litigation. There is no action, suit or proceeding, claim, arbitration, litigation or formal investigation by or before any Governmental Entity (each, an “Action”) pending against the Company or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Action. There is no material unsatisfied judgment, penalty or award against the Company or any of its Subsidiaries. Each of the Group Companies is in material compliance with each Order entered, issued or rendered by any Governmental Entity to which the Company or any of its Subsidiaries is subject.

4.17     Employee Benefits.

(a)     Schedule 4.17(a) contains a true and complete list of all Company Benefit Plans, excluding any written Employee Agreements.

(b)     For each Company Benefit Plan, as applicable, the Company has made available to Buyer: (i) true and complete copies of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a true and complete copy of the most recent summary plan description, together with each summary of material modifications; (iii) all material written employee communications relating to such Company Benefit Plan; (iv) the most recent determination or opinion letter received from the IRS with respect to each Company Benefit Plan intended to be qualified under Section 401(a) of the Code; (v) the annual report (Form 5500, with all applicable attachments) for the last three (3) years; (vi) all written Contracts relating to each Company Benefit Plan, including administrative service agreements and group insurance contracts and other funding arrangements that implement each Company Benefit Plan; and (vii) all correspondence to or from any governmental entity relating to any Company Benefit Plan. The Company has made available to Buyer true and complete copies of all Employee Agreements, disclosure materials, policy statements, employee handbooks or manuals, and other materials relating to the employment of the current and former employees of the Group Companies.

(c)     Except as set forth on Schedule 4.17(c), the Company and its ERISA Affiliates do not maintain any Company Benefit Plan that are subject to laws other than those of the United States.

(d)     Except as set forth in the Schedule 4.17(d), neither the Company nor any of its ERISA Affiliates maintains, sponsors, or contributes to, has any obligation to contribute to, or has maintained, sponsored or contributed to or been required to contribute to, or has any liability (contingent or otherwise) under or with respect to any Pension Plan which is or was at any time (i) intended to qualify under Section 401(a) of the Code; or (ii) subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code.

(e)     Neither the Company nor any of its ERISA Affiliates maintains, sponsors, or contributes to, has any obligation to contribute to, or has maintained, sponsored or contributed to or been required to contribute to, or has any liability (including withdrawal liability as defined in 4201 of ERISA) under or with respect to any Multiemployer Plan within the meaning of Section 3(37) of ERISA, any plan sponsored by more than one employer within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or a single employer plan within the meaning of Section 4001(a)(15) of ERISA. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability. Neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in or contributed to, any employee pension benefit plan in which stock of the Company or its ERISA Affiliates is or was held as a plan asset.

(f)     The Group Companies have performed all obligations required to be performed by them under, and are not in default or violation of any Company Benefit Plan or Employee Agreement, and each Company Benefit Plan is and at all times has been maintained, funded and administered in all material respects in accordance with its terms and with all applicable Laws (including, but not limited to, ERISA and the Code). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any employee plan and no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Company or any of its Subsidiaries to liability. Each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer or the Company or any of its Subsidiaries (other than ordinary administration expenses), to the extent permitted under local Law. There are no actions pending, or, to the Company’s Knowledge, threatened (other than routine claims for benefits) against any Company Benefit Plan. All contributions due from the Company with respect to any of the Company Benefit Plans have been made as required under any applicable Laws and the terms of such Company Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan for any period through the Closing Date, have been timely made or paid in full, or in each such case have been fully reflected on the Company Balance Sheet. Neither the Company nor any ERISA Affiliate has ever incurred any penalty or tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

(g)     No Company Benefit Plan or Employee Agreement provides retiree life insurance, retiree health or other retiree employee welfare benefits to any employee (or relative or dependent of any employee), except (i) as may be required by COBRA or other applicable federal, state, or local statute, (ii) disability benefits that have been fully provided for by insurance under one or more Company Benefit Plans set forth on Schedule 4.17(g), and (iii) benefits in the nature of severance pay with respect to one or more Employee Agreements set forth on Schedule 4.17(g).

(h)     With respect to each welfare plan, all claims incurred by the Company and its ERISA Affiliates are (i) insured pursuant to a contract of insurance (that does not provide for any retrospective premium adjustments) whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”) pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on the financial statements of the Company.

(i)     Each Company Benefit Plan and each other contract, plan, program, agreement, or arrangement maintained by the Company or any of its Subsidiaries that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been maintained and operated in documentary and operational compliance with Section 409A of the Code. No payment pursuant to any Company Benefit Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the U.S. Treasury Regulations and IRS guidance thereunder) would subject any Person to any Tax pursuant to Section 409A of the Code, whether pursuant to this Agreement or otherwise. Each Common Option has been granted at a per share exercise price that is at least equal to the fair market value of a share of the underlying Common Stock as of the date the Common Option was granted, as determined in accordance with applicable Law, including Section 409A of the Code.

(j)     Except as set forth on Schedule 4.17(j), or as required or expressly contemplated by this Agreement, (i) neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract, plan or arrangement that obligates it to make any payments of compensation (A) that will be “excess parachute payments” under Section 280G of the Code and the regulations and guidance promulgated thereunder (as in effect on the date hereof) and (B) will not be fully deductible as a result of Section 162(m) of the Code and the regulations and guidance promulgated thereunder (as in effect on the date hereof); and (ii) neither the Company nor any of its Subsidiaries are a party to any Contract, nor do any of them have any liability (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code; and (iii) the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration of vesting, forgiveness of indebtedness, loss of rights, distribution of funds, increase in benefits or obligation to fund benefits with respect to any employee, nor will the execution of this Agreement and the consummation of the transactions contemplated hereby result in any liability to Buyer under any Company Benefit Plan or Employee Agreement.

(k)     To the Company’s Knowledge, there are no pending audits or investigations by any governmental agency involving any Company Benefit Plan, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings involving any Company Benefit Plan, any fiduciary thereof or service provider thereto.

4.18     Labor and Employment Matters.

(a)     Schedule 4.18(a) sets forth a list of any written Employee Agreements to which the Company or any of its Subsidiaries is a party.

(b)     The Group Companies do not have any unsatisfied obligations to any employee or other individual that may be deemed to be an employee (other than obligations that have accrued in the ordinary course of business) and are in compliance with all applicable Laws as of the date of this Agreement respecting all matters related to employment and social security, including but not limited to, terms and conditions of employment, immigration laws, discrimination laws, verification of employment eligibility and background screening, employee leave laws, labor relations, disability rights or benefits, equal opportunity, plan closure or mass layoff issues, affirmative action, payrolling and equitable payrolling, wage and hour laws, including wage and hour laws related to vacation and payment of vacation upon separation, occupational safety and health laws, and workers compensation unemployment insurance. To the Company’s knowledge, neither the Company nor its Subsidiaries are engaged, or have ever been engaged, in any unfair labor practice of any nature. There are no administrative charges, court complaints or arbitrations pending or, to the Company’s Knowledge, threatened against the Company or any of the Company’s Subsidiaries before the United States Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency, or arbitrator concerning relating to any labor, safety or employment matters or under any workers’ compensation or long-term disability plan or policy. The Company has not implemented any employee layoffs that could implicate the WARN Act or any similar Law. Likewise, the Company has not incurred any Liability or obligation under the WARN Act or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing shall trigger any notice of other obligations under the WARN Act or any similar Law. Any WARN Act liability or obligations, including those under any applicable Law, prior to the Closing shall be borne entirely by the Company.

(c)     The Company and its Subsidiaries do not have any unsatisfied obligations to any employee or qualified beneficiary pursuant to COBRA, HIPAA, or any state or foreign law governing health care coverage extension or continuation other than the payment of benefits in the ordinary course of business. Neither the Company nor any of its Subsidiaries is a party or subject to any labor union or collective bargaining Contract, nor is any such Contract being negotiated. To the Company’s Knowledge, there are not pending any labor disputes, work stoppages, strikes, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or any of its Subsidiaries. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(d)     Schedule 4.18(d) contains a true and complete list of each former employee, officer, director, or other service provider of the Company or its Subsidiaries who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee’s employment with the Company; and Schedule 4.18(d) contains a true and complete description of such benefits.

(e)     The Group Companies have maintained worker’s compensation coverage as required by applicable state law through the purchase of insurance and not by self-insurance or otherwise.

(f)     Schedule 4.18(f) contains a list of individuals who are currently performing services for the Company or its Subsidiaries and are classified as “consultants” or “contract labor” or “independent contractors,” the respective compensation of each such “consultant” or “contract laborer” or “independent contractor” and whether the Company or its Subsidiaries is party to a consulting or contract labor or independent contractor Contract with the individual or an entity with which such individual is an employee. None of the current or former independent contractors of the Company or its Subsidiaries could be properly reclassified as an employee and no current or former employees classified as “exempt” from overtime requirements could be properly reclassified as non-exempt.

(g)     Schedule 4.18(g) sets forth, (i) with respect to each current employee of the Company or its Subsidiaries (including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave, sick leave or on layoff status subject to recall), (A) the name of such employee and the date as of which such employee was originally hired by the Company or its Subsidiaries, and whether the employee is on an active or inactive status; (B) such employee’s title and job function; (C) such employee’s annualized compensation as of the date hereof, including base salary, vacation and/or paid time off accrual amounts, bonus and/or commission accrual and potential and 2015 bonus payment amount, severance pay accrual and potential, and any other forms of compensation whether accrued or potential; (D) whether such employee is not fully available to perform the essential functions of his or her job with reasonable accommodation because of a qualified disability, or because of other leave and, if applicable, the type of leave (e.g., disability, workers compensation, family, maternity, parental or other leave protected by applicable Law) and the anticipated date of return to full service; (E) whether such employee is employed by the Company or one of the Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; (F) the Company or Subsidiary facility at which such employee is deemed to be located; (G) each current benefit plan in which such employee participates or is eligible to participate; (H) any governmental authorization, permit or license that is held by such employee and that is used in connection with the Company’s or any of the Subsidiaries’ business; (I) whether such employee is exempt or nonexempt status, and (ii) with respect to each employee, whether such employee has executed the Company’s standard form nondisclosure, confidentiality and assignment of inventions agreement.

4.19     Environmental. To the Company’s Knowledge, (a) each of the Group Companies is in material compliance with all applicable Laws relating to protection of human health, safety, or the environment (“Environmental Laws”), (b) each of the Group Companies possesses and is in material compliance with all Authorizations required under Environmental Laws for the conduct of their respective operations and (c) there are no actions pending, nor have there been any claims asserted, against the Company or any of its Subsidiaries alleging a violation of, or liability under, Environmental Laws.

4.20     Insurance. Schedule 4.20 (as such Schedule shall be updated by the Company prior to Closing to reflect additions and deletions thereto made in accordance with Section 6.4) sets forth an accurate and complete list of all material insurance policies and fidelity bonds which cover any of the Company or its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”). Such Policies are in full force and effect in all material respects and neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any such Policy in a manner that would permit the termination of such Policy or the limitation of any coverage thereunder.

4.21     Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations other than (a) as reflected in the Interim Financial Statements (including the related notes thereto), (b) liabilities incurred after the date of such Interim Financial Statements in the ordinary course of business consistent with past practice, (c) contractual and other liabilities of a type not required to be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP under the Contracts identified on Schedule 4.15, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Contracts, (d) Transaction Costs, (e) the Carve-out Plan, and (f) any individual liability in excess of $50,000 as set forth on Schedule 4.21.

4.22     Minutes and Stock Records. The minute books of the Group Companies contain records that accurately reflect in all material respects all meetings and consents in lieu of meetings of their respective Board of Directors and any committees thereof (whether permanent or temporary), and of their respective shareholders, since inception, and are accurate in all material respects, and such minutes accurately reflect all transactions referred to in such minutes and consents. The stock books of the Group Companies accurately reflect the ownership of the capital stock of the entity referenced therein. The Company has made available to Buyer true, correct and complete copies of the minutes, consents and stock books of the Group Companies.

4.23     Board Approval. The Company Board has unanimously approved the Company Board Approval. Except for obtaining the approval of the Required Shareholders and the filing of the certificate of merger pursuant to Delaware law and California law and, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

4.24     Related Party Transactions. Except as set forth on Schedule 4.24, (a) no Related Party has, and no Related Party has at any time within the last two (2) years had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company or any of its Subsidiaries; (b) no Related Party is, or has been within the last two (2) years, indebted to the Company or any of its Subsidiaries; (c) within the last two (2) years, no Related Party has entered into, or has had any direct or indirect financial interest in, any contract, transaction or business dealing involving the Company or any of its Subsidiaries; (d) no officer or director of the Company or any of its Subsidiaries is competing, or has at any time within the last two (2) years competed, directly or indirectly, with the Company or any of its Subsidiaries; and (e) no Related Party has any claim or right against the Company (other than rights as a securityholder and rights to receive compensation for services performed and benefits as an employee of the Company or any of its Subsidiaries). For purposes of this Section 4.24 each of the following shall be deemed to be a “Related Party”: (a) each individual who is an officer or director of the Company or any of its Subsidiaries; (b) each holder of Company Shares who owns of record in excess of five percent of the outstanding Common Stock; (c) each member of the immediate family of each of the individuals referred to in clauses (a) and (b) above; and (d) any trust or other entity (other than the Company) in which any one of the individuals referred to in clauses (a), (b) and (c) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.

4.25     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based in any way upon arrangements made by or on behalf of the Shareholders, the Company or any Subsidiary of the Company.

4.26     Accuracy of Representations and Warranties. No representation or warranty by Seller in this Agreement and no statement contained in the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

Each of Buyer and Merger Subs represents and warrants to the Company and the Shareholders that each statement contained in this Article V is true and correct as of the date hereof, except as set forth in the Schedules accompanying this Agreement (collectively, the “Buyer Disclosure Schedule”). The Buyer Disclosure Schedule has been organized in sections corresponding to the numbering of this Article V with disclosures in each such section specifically corresponding to a particular Section of this Article V.

5.1     Organization and Good Standing. Each of Buyer and Merger Subs is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not reasonably be expected to be materially adverse to the ability of Buyer or Merger Subs to perform their respective obligations under this Agreement or on the ability of Buyer or Merger Subs to consummate any of the transactions contemplated by this Agreement.

5.2     Authority and Enforceability. Each of Buyer and Merger Subs has the requisite power and authority to enter into this Agreement and any Transaction Document to which it is a party and to consummate the Merger. The execution and delivery of this Agreement, any of the Transaction Documents to which Buyer or Merger Subs is a party and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of Buyer and Merger Subs. This Agreement has been duly executed and delivered by each of Buyer and Merger Subs and, assuming due authorization, execution and delivery by the Company, the Shareholders and the Shareholders’ Representative, constitutes the valid and binding obligation of Buyer and Merger Subs, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

5.3     No Conflicts; Consents.

(a)     The execution and delivery of this Agreement by Buyer and Merger Subs does not, and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents by Buyer and Merger Subs will not, directly or indirectly, (i) violate the provisions of any Organizational Document of Buyer or Merger Subs, (ii) violate any Contract to which Buyer or Merger Subs are a party, or (iii) violate any Order or Law applicable to Buyer or Merger Subs on the date hereof.

(b)     No Authorization, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by Buyer or Merger Subs in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

5.4     Litigation. There is no Action pending or, to the knowledge of Buyer, overtly threatened, against Buyer or Merger Subs which (a) challenges or seeks to enjoin, alter or materially delay the consummation of the Merger or (b) would reasonably be expected to be materially adverse to the ability of Buyer or Merger Subs to perform their respective obligations under this Agreement or on the ability of Buyer or the Merger Subs to consummate any of the transactions contemplated by this Agreement.

5.5     Merger Consideration. The Buyer Stock to be issued at the Effective Time, when issued and delivered in accordance with the terms hereof and of the applicable Certificate of Merger, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights and will be issued in compliance with applicable federal and state securities laws.

5.6     Brokers. Other than payments owed by the Buyer to Canaacord Genuity, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

5.7     SEC Documents. Since January 1, 2014, Buyer has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements and schedules, but excluding any filings required pursuant to Section 16 of the Exchange Act, required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, with the SEC (such documents filed by Buyer since January 1, 2014 and any other documents filed by Buyer with the SEC since January 1, 2014, as have been supplemented, modified or amended since the time of filing, collectively, the “SEC Documents”). Buyer’s officers are not aware of any other filings that Buyer should have made prior to January 1, 2014 under the Securities Act or the Exchange Act and were not made. All documents required to be filed as exhibits to the SEC Documents have been so filed. Each of the SEC Documents has complied in all material respects with the Securities Act and the Exchange Act in effect as of their respective dates. There are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the SEC Documents. None of the SEC Documents, as of their respective dates, contained any untrue statements of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

5.8     Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included or incorporated by reference in the SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

5.9     Prior Merger Sub Operations. Each Merger Sub is wholly owned directly by Buyer, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS

6.1     Conduct of Business. Except as may be consented to in writing by Buyer or except as specifically contemplated by this Agreement, the Company hereby covenants to Buyer and the Merger Subs that, during the period commencing on the date of this Agreement and ending on the earlier to occur of (a) the Closing Date or (b) the termination of this Agreement in accordance with Section 9.1 below (the “Interim Period”), the Company shall conduct the business of the Company only in the ordinary course of business consistent with past practices and shall use its reasonable best efforts to (i) preserve intact the Company’s present business organization, (ii) keep available the services of its current officers and employees, (iii) preserve its present relationships with customers, suppliers, and others having business dealings with it and (iv) take no action which would reasonably be expected to materially and adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, except as expressly provided in this Agreement or as set forth on Schedule 6.1, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do, cause or permit any of the following:

(a)     declare, set aside or pay any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security, other than the Company Dividend, or repurchase, redeem or otherwise reacquire any Equity Securities; or split, combine, reclassify, redeem or repurchase any Equity Securities, other than (i) in connection with the repayment of outstanding loans owed to the Company by the Key Employees and (ii) the repurchase of unvested Common Stock from employees, consultants or other service providers pursuant to agreements under which the Company has the option to repurchase such shares of unvested Common Stock upon the termination of employment or service;

(b)     sell, issue or authorize the issuance of any Equity Securities or other securities of the Company (except for Common Stock issued upon the exercise of outstanding Common Options in connection with the Merger);

(c)     cause or permit any amendments to the Company’s or any of its Subsidiaries’ Organizational Documents;

(d)     with respect to any non-employee, amend or waive any of its rights under, or permit the acceleration of vesting under (i) any provision of any Company Stock Plan, or (ii) any provision of any Contract evidencing any outstanding Common Option;

(e)     (i) increase or modify the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any of its or their current or former directors, employees, contractors or consultants, (ii) increase or modify any bonus, severance, termination, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Company or any of its Subsidiaries, except with respect to the Carve-out Plan, or (iii) enter into or modify any employment, severance or termination agreement, whether written or oral;

(f)     sell, assign, transfer, convey, lease, license or otherwise dispose of or encumber any property or tangible or intangible assets, which transaction involves payments by or to the Company, having a value individually exceeding $50,000 or an aggregate value exceeding $500,000, other than sales or licenses of inventory and tangible or intangible assets in the ordinary course of business consistent with its past practice;

(g)     incur any Indebtedness or guarantee any such Indebtedness, amend the terms of any Indebtedness, forgive any Indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(h)     mortgage, pledge or subject to Liens, other than Permitted Liens, any properties or assets of the Company or any of its Subsidiaries except pursuant to existing Contracts;

(i)     make any change (or file any such change) in any method of Tax accounting, make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax, surrender any right to claim a Tax refund or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(j)     make any capital expenditure or commit to make any capital expenditure which in any one case exceeds $10,000 or capital expenditures which in the aggregate exceed $25,000 other than such expenditures undertaken in order to replace or repair capital goods of the Company or any of its Subsidiaries in the ordinary course of business;

(k)     except in the ordinary course of business, enter into any Contract that would be required to be listed as a Material Contract if such Contract were in effect on the date hereof or, except for amendments, terminations or non-renewals in the ordinary course of business and consistent with past practices, materially amend, terminate or fail to use its commercially reasonable efforts to renew any Material Contract, and except to purchase pre-paid tail coverage under the Company’s existing directors’ and officers’ liability insurance policy;

(l)     make any material change in any of the Company's accounting methods, principles or practices, except for changes made in compliance with GAAP;

(m)     commence or settle any Action;

(n)     make any loans or advances, other than routine advances to employees consistent with past practice or forgive or discharge in whole or in part any outstanding loans or advances;

(o)     (i) transfer or license to any Person any rights to any Intellectual Property other than in the ordinary course of business consistent with past practice, (ii) grant, extend, amend (except as required in the diligent prosecution of the material Intellectual Property), waive or modify any rights in or to any Intellectual Property, (iii) fail to diligently prosecute any material patent applications or (iv) fail to exercise a right of renewal or extension under any Intellectual Property;

(p)     enter into a material transaction or take any other material action outside the ordinary course of business consistent with past practice;

(q)     acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person;

(r)     enter into any agreement or participate in any transaction, other than the Merger, with a Related Party;

(s)     take or agree to take, whether in writing or otherwise, any of the foregoing actions, or any action which could reasonably be expected to make any of the Company’s representations or warranties contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company, in such a manner that the conditions to Closing set forth in Sections 8.2(a) and 8.2(b) would not be satisfied; or

(t)     cause or permit any amendments, modifications, waiver, termination or other changes to the Carve-out Plan.

6.2     Access; Confidentiality; Publicity.

(a)     During the Interim Period, the Company shall (i) give Buyer and its respective Agents reasonable access to all books, records, personnel, offices and other facilities and properties of the Company, (ii) permit Buyer and its respective Agents to make such copies and inspections thereof as may reasonably be requested, and (iii) cause the officers of the Company to furnish Buyer and its respective Agents with such financial and operating data and other information with respect to the business and properties of the Company as Buyer and its respective Representatives may from time to time reasonably request; provided, that any such access shall be conducted at reasonable times, and in such a manner as to not to unreasonably interfere with the normal operation of the business of the Company.

(b)     The Nondisclosure Agreement between the Company and Buyer, dated May 8, 2015 (the “Confidentiality Agreement”), shall remain binding and in full force and effect in accordance with its terms until the Closing.

(c)     Neither of the Company or any of its Affiliates shall, without the approval of Buyer, issue any press releases or otherwise make any public statements or other announcements with respect to the transactions contemplated by this Agreement, and Buyer will consult with the Company prior to issuing any press release or making any public statements with respect to the transactions contemplated by this Agreement, which press release shall be reasonably acceptable to the Company; provided, however, that nothing herein shall be deemed to prohibit the parties from making any public disclosure that Buyer or the Company, as applicable, deems necessary or appropriate under applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case such party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.3     Fulfillment of Closing Conditions; Consents; Further Assurances. At and prior to the Closing, each of Buyer and the Company shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable, the conditions specified in Article VIII to the extent that the fulfillment of such conditions is within its or his control. In connection with the foregoing, each such party will (i) refrain from taking any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in Article VIII, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby, (iv) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including any Required Consents (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby.

6.4     Notification.

(a)     The Company shall promptly notify Buyer in writing of (i) the existence or happening of any fact, event or occurrence which should be included in the Company Disclosure Schedule in order to make the representations and warranties set forth in Article IV true and correct in all material respects as of the Closing Date (a “Company Disclosure Schedule Supplement”); provided, however, that in determining the existence of a breach of any representation or warranty contained in Article IV for purposes of the indemnification to be provided by the Company Indemnifying Parties pursuant to ARTICLE X, such representation or warranty shall not be deemed qualified by any information provided in any Company Disclosure Schedule Supplement, and (ii) the failure of the Company to comply with or satisfy in any material respect any covenant to be complied with it hereunder, it being understood and agreed that the delivery of any Company Disclosure Schedule Supplement shall not in any manner constitute a waiver by Buyer of any of the conditions precedent to the Closing hereunder.

(b)     Buyer shall promptly notify the Company in writing of (i) the existence or happening of any fact, event or occurrence which should be included in the Buyer Disclosure Schedule in order to make the representations and warranties set forth in Article V true and correct in all material respects as of the Closing Date (a “Buyer Disclosure Schedule Supplement”), and (ii) the failure of Buyer or the Merger Subs to comply with or satisfy in any material respect any covenant to be complied with it hereunder, it being understood and agreed that the delivery of any Buyer Disclosure Schedule Supplement shall not in any manner constitute a waiver by the Company or the Shareholders of any of the conditions precedent to the Closing hereunder.

(c)     At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Buyer an updated version of the Initial Allocation Schedule that sets forth the information contained in such Schedule attached to this Agreement on the date hereof updated to reflect such information on the actual Closing Date, and calculated in accordance with the terms and conditions of this Agreement and the Company’s Organizational Documents in effect immediately prior to the Effective Time (the “Closing Allocation Schedule”).

6.5     Employee Matters.

(a)     Employee Communications. No officer, director, employee, agent or representative of the Company or any of its Subsidiaries shall make any communication to employees of the Company or any of its Subsidiaries regarding any compensation or benefits to be provided after the Closing Date without the advance written approval of Buyer.

(b)     No Third Party Beneficiaries. The Parties expressly acknowledge and agree that nothing in this Agreement (i) is intended to create a contract between Buyer, the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates on the one hand and any employee of the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates, on the other hand, and no employee of the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates may rely on this Agreement as the basis for any breach of contract claim against Buyer, the Surviving Corporation, the Company, any of the Company’s Subsidiaries, or the Company’s ERISA Affiliates; and (ii) shall be deemed or construed to limit Buyer’s or the Surviving Corporation’s right to terminate the employment of any employee of the Surviving Corporation or any of the Surviving Corporation’s Subsidiaries after the Closing.

(c)     Offers of Employment. After giving advance notice to the Company, Buyer may contact the Company’s employees in connection with preparing, making or determining whether to make offers of new employment with Buyer, on terms and conditions that Buyer determines in its sole discretion. The Company shall cooperate with and use its commercially reasonable efforts to assist Buyer in its efforts to secure satisfactory employment arrangements with such employees the employees receiving an offer of employment with the Buyer. Each of the Company’s employees who accepts an offer of employment with the Buyer and actually becomes employed with Buyer is hereafter referred to as a “Continuing Employee.” All Continuing Employees will be employed by Buyer on an at-will basis (terminable with or without cause and with or without notice) except for Continuing Employees located in a jurisdiction that does not recognize the “at will” employment concept. Continuing Employees shall receive standard employee benefits offered by Buyer to its employees of comparable status and, to the extent that Continuing Employees participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Buyer or any of its Subsidiaries (collectively, the “Buyer Plans”), then, subject to applicable Law, for purposes of determining (i) eligibility to participate and vesting and, (ii) solely with respect to any Buyer Plan that provides for severance, vacation or paid-time off benefits, for purposes of benefit accrual, service with the Company prior to the Effective Time shall be treated as service with Buyer or any of its Subsidiaries to the extent recognized by the Company prior to the Effective Time; provided, however, that payments for all such service due and owing prior to the Closing shall be paid by the Company prior to the Closing and such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and Buyer shall not be required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any Buyer Plan that is an equity compensation plan, defined benefit pension plan or post-retirement medical plan. In addition, subject to the terms of the applicable Buyer Plan and applicable Law, Buyer shall use reasonable best efforts to: (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Buyer Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time; and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Buyer Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time. This Agreement shall not affect the “at will” employment of any employee of the Company or its Subsidiaries and does not constitute an agreement to employ any Person or provide any level of wages, salary or benefits to any Persons for any duration. Continuing Employees shall be eligible to receive awards under Buyer’s 2012 Omnibus Incentive Plan as set forth in each such Continuing Employee’s offer of employment or, if not set forth therein, at Buyer’s sole discretion.

(d)     No Right to Continued Employment or Benefits. Buyer is under no obligation to hire or retain any of the Company’s employees, independent contractors or consultants, or provide any particular benefits or make any payments to those employees, independent contractors or consultants whom the Buyer chooses not to employ or subsequently terminates, except as otherwise required by applicable Law or as set forth in this Agreement.

(e)     Section 280G calculations. As soon as practicable, but in no event later than five (5) days prior to Closing, the Company will make available to Buyer true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code) who is reasonably likely to receive payments or benefits in connection with the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code.

(f)     Termination of Company Benefit Plans. Effective immediately prior to the Closing, the Group Companies will terminate any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective immediately prior to the Closing none of the Company’s employees shall have any right thereafter to contribute any amounts to any Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Buyer, the Company will provide Buyer with evidence that each such Company Benefit Plan has been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable. In addition, at the request of Buyer, the Group Companies will terminate any and all other Company Benefit Plans, including any group health, dental, severance, separation or salary continuation plans, programs or arrangements, effective either immediately prior to the Closing or thereafter as specified by Buyer and, at the request of Buyer, the Company will provide Buyer with evidence that such Company Benefit Plans have been so terminated pursuant to resolutions duly adopted by the Company Board or the board of directors of a Subsidiary, as applicable. The Company shall take such other actions in furtherance of terminating such Company Benefit Plans as Buyer may reasonably require. For the avoidance of doubt, this Section 6.5(f) does not relate to any pension arrangements in countries where pension entitlements transfer by Law, but only to the extent such pension arrangements actually transfer to Buyer as a result of the transactions contemplated hereby.

(g)     Immigration Petitions. The Surviving Corporation is assuming all of the assets and liabilities of the Company with respect to all immigration petitions filed by the Seller prior to Closing on behalf of its employees, including all H-1B applications and permanent labor certification applications.”

6.6     Exclusivity. During the period between January 20, 2016 and ending on the earlier of Closing Date or the Termination Date, except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it will not, and it will cause the Company’s Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, Affiliates and other agents and representatives (including any investment banking, legal or accounting firm retained by it or any of them and any individual member or employee of the foregoing) (each, an “Agent”) not to: (a) initiate, encourage, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a “Proposal”); (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any substantive discussions with, any person relating to a Proposal; (c) otherwise facilitate or cooperate in any effort or attempt to make, implement or accept a Proposal; or (d) enter into Contract with any Person relating to a Proposal. If the Company, any of its Subsidiaries or any Agent has provided any Person (other than Buyer’s or the Company’s or its Subsidiaries’ Agents) with any confidential information or data relating to a Proposal, they shall request the immediate return thereof. The Company shall notify Buyer immediately if any inquiries, proposals or offers related to a Proposal are received by, any confidential information or data is requested from, or any negotiations or discussions related to a Proposal are sought to be initiated or continued with, it, any of its Subsidiaries or any of their respective directors, officers, employees and Affiliates or, to its Knowledge, any other Agent. Such notice shall disclose the identity of the party making, and the terms and conditions of, any such Proposal, inquiry or request, and shall include a true and complete copy of such Proposal, inquiry or request, if in writing.

6.7     Resignations. On the Closing Date, the Company shall cause to be delivered to Buyer duly signed resignations, effective immediately upon the Closing, of all directors of their position as a director and all officers of their position as an officer of the Company and each Subsidiary of the Company; provided that no such resignation by any individual shall be a resignation from employment with the Company or such Subsidiary if such individual is so employed.

6.8     Exchange Listing. For a period of a least one (1) year following the Closing Date, Buyer shall take all commercially reasonable steps to ensure that the Buyer Stock remains listed on NASDAQ or other exchange, as such term is defined in the Exchange Act, unless Buyer Stock is no longer listed on NASDAQ or other exchange in connection (i)  the sale, transfer or other disposition of all or substantially all of this corporation’s assets, (ii) the merger or consolidation of Buyer with or into another entity (except a merger or consolidation in which the holders of capital stock of Buyer immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of Buyer or the surviving or acquiring entity), or (iii)  the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of Buyer’s securities), of Buyer’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of Buyer (or the surviving or acquiring entity) (collectively, a “Buyer Change of Control”).

6.9     Reporting Obligations. For a period of at least one (1) year following the Closing Date, Buyer shall remain current in its reporting obligations under the Exchange Act, and shall file or furnish, as the case may be, all forms, reports, definitive proxy statements, schedules, statements and documents, other than those required pursuant to Section 16 of the Exchange Act, required to be filed or furnished by it under the Securities Act or the Exchange Act with the SEC on a timely basis, unless Buyer is no longer subject to such reporting obligations in connection with a Buyer Change of Control.

6.10     Support Agreements. The Company shall use its commercially reasonable efforts to obtain prior to the Closing (i) a Support Agreement executed by each Shareholder (other than any Shareholder who has executed and delivered a Voting and Support Agreement) substantially in the form attached hereto as Exhibit H (a “Support Agreement”) and (ii) an Option Cancellation Agreement executed by each holder of Common Options.

6.11     Information Statement. As soon as reasonably practicable after the Buyer obtains the California Permit, the Company shall submit the adoption of this Agreement and the approval of the Merger to the Shareholders and prepare and mail or cause to be mailed to each Shareholder in accordance with the CCC an information statement, in form and substance reasonably acceptable to Buyer prior to the date hereof, which (a) describes the principal terms of this Agreement, (b) notifies the Shareholders of the occurrence of (i) the approval of the Merger and the adoption of this Agreement by the Company Board, and (ii) receipt of the required Shareholder vote with respect to the adoption of this Agreement and approval of the Merger and consummate the Merger and the other transactions contemplated hereby in accordance with the CCC, (c) provides a copy of Chapter 13 of the CCC and a description regarding the procedures relating to appraisal rights and exercise thereof under the CCC to the extent such appraisal rights are exercisable under the CCC, and (d) contains such other information as is required to be disclosed to Shareholders with respect to the consummation of the transactions contemplated by this Agreement under CCC (together with any amendments or supplements thereto, the “Information Statement”). Buyer shall in no way be responsible for any of the content of the Information Statement except for information regarding Buyer or the Merger Subs supplied in writing by Buyer expressly for inclusion therein. The Company shall, prior to the Closing and in advance of distribution thereof to the Company Shareholders, provide Buyer with copies of, a reasonable opportunity to review and comment on, the Information Statement and any other materials to be distributed to the Shareholders.

6.12     Indemnification of Company Directors and Officers.

(a)     If the Merger is consummated, and contingent upon the Company having purchased a tail policy with a term not less than six (6) years from the date of Closing with respect to its director and officer insurance prior to Closing, then until the sixth (6th) anniversary of the Effective Time, Buyer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its directors and officers as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to any indemnification requirements arising under applicable law, including, but not limited to, California Labor Code Section 2802, any indemnification, provisions under the Company’s Articles of Incorporation or Bylaws as in effect on the Agreement Date and pursuant to any indemnification agreements between the Company and such Company Indemnified Parties existing as of the Agreement Date, with respect to claims arising out of matters occurring at or prior to the Effective Time. Any claims for indemnification made under this Section 6.12 on or prior to the sixth (6th) anniversary of the Effective Time shall survive such anniversary until the final resolution thereof. However, the foregoing covenants under this Section 6.12 shall not apply to any claim for indemnification made by any Buyer Indemnities pursuant to Article X.

(b)     Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnified Parties, which for the avoidance of doubt shall include Christian Wiklund and Niklas Lindstrom.

(c)     The Company shall purchase, prior to the Closing, a tail policy with respect to its director and officer insurance for a term of not less than six (6) years from the date of Closing on terms substantially similar to those in its director and officer insurance policy in effect immediately prior to the Closing.

6.13     Employee Payments. Subject to compliance with applicable Law and regulation, prior to the Closing, the Company shall pay all amounts due and payable or that may become due and payable (including notice periods, repatriation commitments, severance, bonuses, vacation, sales commissions and any and all other wages or compensation) with respect to any employee or other service provider that could be deemed to be an employee whose relationship with the Company and the Subsidiaries has terminated or expired on or prior to the Closing shall have been paid in full by the Company such that neither the Company nor any of the Subsidiaries have any obligation to any such Person as of or after the Closing.

6.14     Merger Consideration. The Buyer shall use commercially reasonable efforts to secure financing in order to have sufficient cash and cash equivalents to pay the Cash Consideration to the Equity Holders.

6.15     Fairness Hearing and Shareholder Matters.

(a)     As soon as reasonably practicable following the execution of this Agreement, (i) the Buyer shall, with the cooperation of the Company, prepare the necessary documents for an application to obtain from the Commissioner of Business Oversight of the State of California (the “California Commissioner”), after a hearing before the California Commissioner (the “Fairness Hearing”) pursuant to California Corporation Laws, including Sections 25121 and 25142 thereof (the “Fairness Hearing Law”), a permit (the “California Permit”) to issue securities in exchange for outstanding securities, the obtainment of which would result in the issuance of Buyer Stock in the Merger being exempt from registration under the Securities Act by virtue of the exemption provided by Section 3(a)(10) thereof, (ii) the Buyer shall apply for the California Permit and (iii) the Company shall prepare, with the cooperation of the Buyer, a related information statement, proxy statement or other disclosure document (as it may be amended or supplemented from time to time, the “Permit Information Statement”). The Permit Information Statement shall constitute a disclosure document for the offer and issuance of the shares of Buyer Stock to be received by the Equity Holders in the Merger and an information statement for the Company’s solicitation of consent of the Shareholders with respect to the adoption of this Agreement and the approval of the Merger, and shall include (x) a statement to the effect that the Company Board had unanimously recommended that the Shareholders vote in favor of the adoption of this Agreement and the approval of the Merger, (y) a statement that adoption of this Agreement shall constitute, among other things, approval by the Shareholders of the Escrow Amount, the holding of the Escrow Fund by the Escrow Agent and the appointment of the Shareholders’ Representative and (z) such other information as the Buyer and the Company may agree is required or advisable under applicable Law to be included therein.

(b)     The Company agrees to provide to the Buyer such information concerning its business, financial statements and affairs as, in the reasonable judgment of the Buyer or its counsel, is required under the Fairness Hearing Law to be included in the materials to be provided in connection with the application for the California Permit or in the Permit Information Statement or in any amendment or supplement thereto, and the Buyer and the Company agree to cooperate in the preparation of such materials and of the Permit Information Statement and any amendment or supplement thereto. Each of the Buyer and the Company shall use its commercially reasonable efforts to cause the above-referenced documents, including the application, the hearing notice and the Permit Information Statement to comply with applicable Laws. Whenever the Company becomes aware of any event that occurs that is required to be set forth in an amendment or supplement to the application for the California Permit or the Permit Information Statement, the Company shall notify the Buyer and cooperate with the Buyer in preparing and delivering any such amendment or supplement to all Shareholders and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials. Prior to its mailing, the Permit Information Statement shall have been approved by the Buyer, and, following its mailing, no amendment or supplement to the Permit Information Statement shall be made by the Company without the approval of the Buyer, which shall not be unreasonably withheld.

ARTICLE VII

TAX MATTERS

7.1     Tax Returns for Periods Ending on or Before the Closing Date. Buyer shall prepare or cause to be prepared (in a manner consistent with prior practice to the extent consistent with applicable laws) and timely file or cause to be timely filed all Tax Returns for the Group Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall provide Shareholders’ Representative with copies of all such Tax Returns for its review and comment at least forty (40) days prior to the applicable filing deadline (including any applicable extensions thereof) and make such revisions to such Tax Returns as are reasonably requested by the Shareholders’ Representative at least ten (10) days prior to such applicable filing deadline (including any applicable extensions thereof).

7.2     Tax Returns for Periods Beginning Before and Ending After the Closing Date.

(a)     Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of a Group Company for Tax periods that begin before the Closing Date and end after the Closing Date (a “Straddle Period”). Buyer shall provide Shareholders’ Representative with copies of all such Tax Returns for its review and comment at least forty (40) days prior to the applicable filing deadline (including any applicable extensions thereof) and make such revisions to such Tax Returns as are reasonably requested by the Shareholders’ Representative at least ten (10) days prior to such applicable filing deadline (including any applicable extensions thereof).

(b)     In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date for all purposes of this Agreement shall be deemed to be:

(i)     In the case of Taxes imposed real or personal property Taxes or similar taxes imposed on a periodic basis, the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

(ii)     In the case of Taxes not described in (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

7.3     Amendments to Tax Returns. Buyer shall not, and shall not cause or permit the Company to (a) make or change any Tax election that has any retroactive effect on any Pre-Closing Tax Period, or (b) amend or cause to be amended any Tax Return of the Company (or file any new Tax Return of the Company in a jurisdiction with which the Company has not previously filed Tax Returns) for any Pre-Closing Tax Period, in each case, without the prior written consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), unless such election, filing or amendment would not give rise to or increase the Shareholders liability pursuant to this Agreement.

7.4     Cooperation on Tax Matters.

(a)     Buyer, each Group Company and the Shareholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each Group Company agrees (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records. For the avoidance of doubt, the Shareholders’ Representative, and the Shareholders, shall cooperate fully (including the sharing of documentation and information within its possession), as reasonably requested by Buyer so that the Group Companies may determine the portion of their net operating losses or other tax attributes subject to limitation under Sections 382, 383, 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of the state, local or foreign income Tax Law) as of the Closing Date and comply with their associated Tax Return preparation requirements.

(b)     Buyer shall promptly notify the Shareholders’ Representative upon receipt by Buyer or any affiliate of Buyer (including the Merger Sub II after the Closing Date) of written notice of any Tax Contests or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which any of the Shareholders may be liable under this Agreement. Following the Closing, Buyer shall control the conduct of any such Tax Contest; provided, however, Buyer shall not enter into any settlement of or otherwise compromise any Tax Contest that may increase the Tax liability of the Shareholders or that would give rise to an indemnification claim pursuant to this Agreement without the consent of the Shareholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Buyer shall keep the Shareholders’ Representative fully and timely informed with respect to the commencement, status and nature of any Tax Contest. Buyer shall, in good faith, allow the Shareholders’ Representative to make comments to Buyer regarding the conduct of or positions taken in any such proceeding.

7.5     Transfer Taxes. All Transfer Taxes (including any penalties and interest) incurred in connection with this Agreement shall be paid one-half by Buyer and one-half by the Shareholders. Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.6     Tax-Free Reorganization. The Parties hereto intend, consistent with the terms and limitations set forth in Section 2.12, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause, consistent with the terms and limitations set forth in Section 2.12, the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Parties hereto agree, consistent with the terms and limitations set forth in Section 2.12, that (a) no Party to this Agreement shall take, nor shall permit any Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1) to take, any action that would be inconsistent with the Intended Tax Treatment or would cause the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code except to the extent required by a Taxing Authority in connection with an audit or other Tax proceeding and (b) the Parties required by applicable law (as well as any applicable Subsidiary, Affiliate, representative or “related person” (within the meaning of such term as used in Treasury Regulations Section 1.368-1)) shall prepare all books, records, and filings, including all required Tax Returns, and otherwise act in a manner consistent with the Intended Tax Treatment except to the extent required by a Taxing Authority in connection with an audit or other Tax proceeding.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1     Conditions to Obligations of Buyer and the Company. The obligations of Buyer and the Company to consummate the Merger is subject to the satisfaction of the following conditions:

(a)     No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement have been enacted, adopted or promulgated and be in full force and effect.

(b)     The Certificates of Merger shall be accepted for filing with the Secretary of State of the State of Delaware.

8.2     Conditions to Obligations of Buyer and the Merger Subs. The obligations of Buyer and Merger Sub I to consummate the Merger is subject to the satisfaction (or waiver by Buyer in its sole discretion) of the following further conditions:

(a)     Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality, including the terms “material,” “in all material respects,” and “Material Adverse Effect” or words of similar effect, shall be true and correct as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (without giving effect to any information provided in a Company Disclosure Schedule Supplement) and each of such representations and warranties that is not so qualified shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such date (without giving effect to any information provided in a Company Disclosure Schedule Supplement), except, in each case: (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; provided that the representations and warranties set forth in Section 4.2 shall, in any event, be true and correct in all respects.

(b)     The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)     Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company certifying that the conditions relating to the Company set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Company Compliance Certificate”).

(d)     There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

(e)     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer or the Company any claim by a Governmental Entity involving any challenge to, or seeking damages or other relief in connection with the transactions contemplated by this Agreement or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with such transactions;

(f)     The Company shall have delivered to Buyer the approvals, consents or waivers of the Persons identified on Schedule 8.2(f) (the “Required Consents”), in form and substance reasonably satisfactory to Buyer.

(g)     The Company shall have delivered, in form and substance reasonably acceptable to Buyer, payoff letters from each lender with respect to all Unpaid Closing Indebtedness, which payoff letters provide for satisfaction in full of such Unpaid Closing Indebtedness, termination of such credit facilities or other underlying agreement and the full and final release of any and all Liens relating to such Unpaid Closing Indebtedness on the assets of the Group Companies following receipt of the amount set forth in such payoff letters.

(h)     If required by applicable Law, the stockholders of Buyer shall have approved the Transaction Documents and the transactions contemplated hereby and thereby.

(i)     The Company shall have delivered a consent executed by the Required Shareholders approving, among other things, the execution of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby.

(j)     Each Voting and Support Agreement, Option Cancellation Agreement and Support Agreement executed on or prior to the Closing Date shall be effective and shall not have been revoked, rescinded or amended without the written consent of Buyer, except to the extent the Company remains in compliance with Section 3.2(a)(x) after such revocation, rescindment or amendment.

(k)     Without the approval of Buyer, none of the Continuing Employees set forth on Schedule 8.2(k) shall have revoked his or her acceptance of employment with Buyer or other agreement executed with Buyer or otherwise indicated his or her intention not to commence employment with Buyer following the Closing Date.

(l)     The Company shall have delivered the Audited Financial Statements to Buyer.

(m)     Buyer shall have secured financing in order to have sufficient cash and cash equivalents to pay the Cash Consideration to the Equity Holders.

(n)     Company Board resolutions evidencing (i) that all actions necessary or appropriate to terminate the Company Benefits Plans, effective no later than the day immediately preceding the Closing Date, have been taken, and (ii) evidence that the Company Board has adopted resolutions to terminate the Company Benefits Plans (the form and substance of which resolutions shall have been reviewed and approved by Buyer), effective no later than the date immediately preceding the Closing Date, shall have been adopted and approved.

(o)     All Liens on the Company’s or any of the Subsidiaries’ assets or properties shall have been released in form and substance reasonably satisfactory to Buyer.

(p)     With respect to any benefit or payment of cash or stock or any other condition that constitutes a “parachute payment” pursuant to Section 280G of the Code, and that would be subject to taxation as an “excess parachute payment” under Section 4999 of the Code in the absence of shareholder approval, the shareholders of the Company shall have (i) approved such parachute payments pursuant to a method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner.

(q)     The California Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the California Permit or any part thereof shall have been issued.

(r)     Each of the items set forth in Section 3.2(a) shall have been delivered to Buyer.

8.3     Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a)     Each of the representations and warranties of Buyer and the Merger Subs set forth in this Agreement that is qualified by materiality, including the terms “material,” “in all material respects” and “Material Adverse Effect” or words of similar effect, shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date.

(b)     Buyer and the Merger Subs shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c)     The Company shall have received certificates signed on behalf of each of Buyer and Merger Sub I to that the respective conditions relating to them set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

(d)     Each of the items set forth in Section 3.2(b) shall have been delivered to the Company.

ARTICLE IX

TERMINATION

9.1     Termination.

(a)     This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(i)     by mutual written consent of Buyer and the Company;

(ii)     by Buyer or the Company if the Closing does not occur on or before 11:59 p.m. on the date that is the later of (A) six (6) months from the date hereof and (B) the date upon which Buyer receives stockholder consent for its entry into the Merger to the extent such consent is required by NASDAQ (the “Termination Date”); provided that the Termination Date may not in any event exceed twelve (12) months from the date hereof; and, provided further that the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(iii)     by Buyer if (A) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or the Company Disclosure Schedule or if any representation or warranty of the Company shall have become untrue, in either case without giving effect to any Company Disclosure Schedule Supplement and such that the conditions set forth in Sections 8.2(a) or 8.2(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within fifteen (15) Business Days after written notice of such breach is given to the Company by Buyer;

(iv)     by the Company if (A) there has been a breach by Buyer or either of the Merger Subs of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule or if any representation or warranty of Buyer or either of the Merger Subs shall have become untrue and such that the conditions set forth in Sections 8.3(a) or 8.3(b) would not be satisfied, and (B) such breach is not curable, or, if curable, is not cured within fifteen (15) Business Days after written notice of such breach is given to Buyer by the Company;

(v)     by Buyer or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable;

(vi)     by the Company if the Buyer Stock is no longer listed on NASDAQ or other exchange, as such term is defined in the Exchange Act;

(vii)     by Buyer in the event it is required by NASDAQ to solicit stockholder consent for its entry into the Merger.

(b)     The Party desiring to terminate this Agreement pursuant to clause (ii), (iii), (iv), (v) or (vi) shall give written notice of such termination to the other Parties hereto.

(c)     This Agreement shall automatically terminate, prior to the Closing, ten (10) Business Days after either (i) Buyer provides written notice to the Company that it is required by NASDAQ to solicit stockholder consent for its entry into the Merger and has decided not to seek such consent or (ii) Buyer seeks, but fails to receive, requisite stockholder consent for its entry into the Merger.

9.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Buyer, the Merger Subs, the Shareholders or the Company or their respective officers, directors, shareholders or Affiliates, except as expressly set forth in Section 10.2; provided that the provisions of Sections 6.2 (Access; Confidentiality; Publicity), ARTICLE XI and this Section 9.2 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1     Survival.

(a)     Except for the representations and warranties in Sections 4.2 (Capitalization), 4.4 (Authority and Enforceability) and 4.9 (Taxes) (collectively, the “Fundamental Representations”), all representations and warranties contained in this Agreement or in any Schedule, Exhibit or certificate delivered pursuant to this Agreement and the representations and warranties of each holder of a Vested Company Option set forth in such holder’s Option Cancellation Agreement, and the rights and obligations of the Parties under this Article X with respect to breaches of such representations and warranties, shall survive the Closing, for a period from the Closing Date until the Escrow Release Date. The Fundamental Representations shall survive (i) six (6) years from the Closing Date for claims for breach of contract and (ii) eight (8) years for all other claims; provided, however, that any claims for indemnification with respect to any breaches of representations and warranties made on or before the applicable survival date shall survive the Closing until final resolution or settlement thereof. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 10.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 10.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

(b)     The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations.

(c)     The right to indemnification hereunder shall not be affected by any failure of any Indemnitee to assert claims unless, and then only to the extent that the rights and remedies of the Indemnitor has been prejudiced by such delay or failure. The indemnification rights and obligations contained in Section 11.13 shall survive the Closing.

10.2     Indemnification by the Equity Holders.

(a)     Subject to the limitations set forth in this Article X and the terms of the Consulting Agreements, from and after the Closing, each Equity Holder and Carve-out Plan Participant (the “Company Indemnifying Parties”) shall indemnify and defend Buyer, the Merger Subs and the Surviving Corporation, and each of their respective Affiliates, stockholders, members, managers, officers, directors, employees, consultants, advisors, agents and representatives (together, the “Buyer Indemnitees”) against, and shall hold such Buyer Indemnitees harmless from, any loss, liability, claim, demand, settlement, judgment, award, fine, charge, refund, adjustment, cost, action, suit, proceeding, assessed interest, penalty, damage (not including any reasonably foreseeable consequential damages, whether characterized as diminution in value, lost profits or otherwise), Tax or expense of any nature including reasonable outside legal and accounting and outside professional services expenses and costs, and amounts paid in investigation, defense or settlement of the foregoing (each a “Loss” and collectively, “Losses”) directly or indirectly resulting from, based upon, arising out of, attributable to, relating to or incurred by such Buyer Indemnitees in connection with, or otherwise with respect to:

(i)     any breach or alleged breach of, or any inaccuracy contained in, any representation and warranty of the Company contained in this Agreement or in the Company Compliance Certificate or in any other document, certificate, schedule or instrument delivered or executed by the Company in connection herewith;

(ii)     any failure of the Company to perform any covenant or agreement of the Company contained in this Agreement.

(iii)     any matter set forth on Schedule 10.2;

(iv)     any Closing Cash Shortfall not satisfied pursuant to Section 2.4(d)(iv);

(v)     any Unpaid Transaction Costs and any Unpaid Closing Indebtedness to the extent not included in the calculation of the Cash Shortfall satisfied pursuant to Section 2.4(d)(iv) or Section 10.2(a)(iv); provided, however that the Buyer Indemnities shall recover any such Unpaid Transaction Costs and Unpaid Closing Indebtedness from the Company Indemnifying Parties and the Carve-Out Plan Participants in the amounts, in the order and subject to the limitations set forth in Section 2.4(d)(iv), in each case, as if such Unpaid Transaction Costs and Unpaid Closing Indebtedness had been accurately taken into account in the determination of the Closing Cash Shortfall;

(vi)     any inaccuracy contained in the Closing Allocation Schedule or the Allocation Certificate, or the Financial Certificate, except to the extent already accounted for by any other subsection in this Section 10.2(a);

(vii)     the Company Dividend and any other distribution of any kind, including any bonus made or promised to individuals, by the Company prior to the Closing Date;

(viii)     (A) any Taxes of each Group Company with respect to any Pre-Closing Tax Period, other than Taxes or payroll charges included in the calculation of Transaction Costs, (B) any Taxes arising with respect to a breach of any representation or warranty set forth in Section 4.9 (Taxes) but for this purpose determined without regard to the Company Disclosure Schedule and (C) any Taxes of any Person (other than the Group Companies) for which any Group Company is held liable (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, or (2) as a transferee or successor, by Contract or otherwise as a result of a transaction consummated, or relationship existing, on or prior to the Closing;

(ix)     any Appraisal Shares Payments to the extent that such payments, exceed the value of the amounts that otherwise would have been payable pursuant to Section 2.4 upon the exchange of such Appraisal Shares;

(x)     a shareholder or former shareholder of the Company, or any other Person seeking to assert: (A) ownership rights of the Company’s Capital Stock; (B) any rights of an Equity Holder (other than the right to receive the consideration described in ARTICLE II in accordance with the terms of this Agreement), including any option, preemptive right or rights to notice or vote (C) any rights under the Company’s Organizational Documents; (D) any claim that he, she or its shares were wrongfully repurchased by the Company; (E) any claim that he, she or it is entitled to receive any consideration in exchange for any securities of the Company other than as expressly set forth in the Closing Allocation Schedule; (F) any claim that any shares of the Company’s Capital Stock were not properly issued or authorized; or (G) any claim relating to the Company Dividend and any other distribution of any kind, including any bonus made to individuals, made by or promised by the Company prior to the Closing Date;

(xi)     any liability arising from or related to the Information Statement, except to the extent such liability arises exclusively from information provided by Buyer; and

(xii)     any Actions, claims, demands or assessments incidental to any of the matters set forth in clauses (ii) through (xii) above (including any proceeding commenced by a Buyer Indemnitee for the purpose of enforcing its rights under this ARTICLE X).

(b)     Solely for purposes of calculating the amount of Losses under this ARTICLE X with respect to any inaccuracy in or breach of any representation or warranty, such Losses shall be determined without regard to any Company Material Adverse Effect, materiality and knowledge standards or qualifications, or qualifications or requirements contained in or otherwise applicable to such representation or warranty.

(c)     No Buyer Indemnitee may make a claim for indemnification pursuant to Section 10.2(a)(i)(other than with respect to a breach of a Fundamental Representation or with respect to fraud or intentional wrongdoing by or on behalf of the Company or any Subsidiary), unless and until indemnifiable Losses exceed $250,000 (the “Threshold”), in which case the Buyer Indemnitee may recover all indemnifiable Losses (including the amount of the Threshold.

(d)     Subject to any exception set forth in Section 10.4(c) or the terms of the Consulting Agreements in no event shall any Company Indemnifying Party be obligated to indemnify the Buyer Indemnitees (i) under Section 10.2(a) other than with respect to a breach of a Fundamental Representation, in any amount in excess of such Company Indemnifying Party’s Indemnification Pro-Rata Portion and from any source other than the Escrow Fund, and (ii) under (A) Section 10.2(a)(i) with respect to a breach of any Fundamental Representations, (B) under Section 10.2(a)(ii)-(xii) or otherwise in connection with this Agreement and (C) for fraud or intentional misrepresentation by or on behalf of the Company, for any Company Indemnifying Party, in any amount in excess of the Merger Consideration or Carve-out Plan Amount actually received by such Company Indemnifying Party, as applicable. Notwithstanding any provision of this Agreement, nothing in this Agreement shall limit the liability of a Company Indemnifying Party for fraud or intentional misrepresentation by such Company Indemnifying Party.

(e)     Subject to Section 10.2(d) and the terms of the Consulting Agreements, in the event the Losses for which the Buyer Indemnitees are entitled to indemnification hereunder exceed the Escrow Fund (the “Priority Indemnification Amounts”), the Buyer Indemnitees will have the right to receive such remaining Losses (after first exhausting the Priority Indemnification Amounts) from the Company Indemnifying Parties on a several, but not joint basis, in accordance with their respective Indemnification Pro-Rata Portion to the fullest extent permitted under Article X; provided, however, that no Company Indemnifying Party shall be obligated to indemnify the Buyer Indemnitees in excess of the amount of the Merger Consideration and Carve-out Plan Amount actually received by such Company Indemnifying Party, as applicable.

(f)     The Parties acknowledge and agree that, except in the case of a claim against a Company Indemnifying Party for fraud or intentional misrepresentation by such Company Indemnifying Party, from and after the Closing, the Buyer Indemnitees’ sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Group Companies and their respective assets and liabilities and the Merger shall be pursuant to the indemnification set forth in Article X and the Consulting Agreements.

(g)     Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or other violation of more than one representation, warranty, covenant, agreement, certificate or certification.

10.3     Reduction in Escrow Amount.

(a)     Promptly after the discovery by any Buyer Indemnitee of any Losses, claims or breaches that give rise to indemnification hereunder, the Buyer Indemnitees will deliver to the Shareholders’ Representative and Escrow Agent notice of a claim (a “Notice of Claim”). The Notice of Claim shall (i) specify in reasonable detail the basis for such claim and (ii) to the extent known by the Buyer Indemnitee, set forth a reasonable estimate of the amount to which such Indemnitee claims to be entitled hereunder. Notwithstanding the foregoing, no delay or deficiency on the part of a Buyer Indemnitee in so notifying the Shareholders’ Representative will limit any Buyer Indemnitee’s right to indemnification under this Article X (except to the extent such failure materially prejudices the defense of such proceeding).

(b)     In the event that the Shareholders’ Representative disputes any determination by a Buyer Indemnitee to pay to itself or any other Buyer Indemnitee, the Shareholders’ Representative shall notify the Buyer Indemnitee and Escrow Agent in writing within thirty (30) days after receipt of a Notice of Claim of such dispute (the “Dispute Notice”). Such Dispute Notice will describe the grants for each objection in reasonable detail, the basis for such disputed item and certify that all such disputed items are being disputed in good faith. If the Shareholders’ Representative does not deliver a Dispute Notice within thirty (30) days after receipt by the Buyer Indemnitee of such Notice of Claim, then the Shareholders’ Representative will be deemed to have irrevocably accepted the Notice of Claim and will be deemed to have irrevocably agreed to the amount of Losses at issue in the Notice of Claim and shall, subject to the limitation in this Article X, instruct the Escrow Agent to release such amount of Losses to be promptly paid. In the event the Shareholders’ Representative delivers a Dispute Notice to the Buyer Indemnitee, the parties shall attempt in good faith to resolve such dispute within sixty (60) days of receipt of such Dispute Notice. If such dispute is not so resolved within such 60-day period, then either Party will be entitled to pursue its available remedies for resolving the claims for indemnification.

10.4     Indemnification Procedure for Third Party Claims.

(a)     In the event that any claim or demand, or other circumstance or state of facts which could give rise to any claim or demand, for which a Company Indemnifying Party may be liable to a Buyer Indemnitee hereunder is asserted or sought to be collected by a third party (“Third Party Claim”), the Buyer Indemnitee shall as soon as practicable deliver to the Shareholders’ Representative and Escrow Agent a Notice of Claim with respect to such Third Party Claim. The Notice of Claim shall (i) specify in reasonable detail the basis for such claim and (ii) to the extent known by the Buyer Indemnitee, set forth a reasonable estimate of the amount to which such Buyer Indemnitee claims to be entitled hereunder. The Buyer Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third Party Claim, if any, and any other documents evidencing such Third Party Claim. Notwithstanding the foregoing, no delay or deficiency on the part of a Buyer Indemnitee in so notifying the Shareholders’ Representative will limit any Buyer Indemnitee’s right to indemnification under this Article X (except to the extent such failure materially prejudices the defense of such proceeding).

(b)     The Shareholders’ Representative will have thirty (30) days from the date on which the Shareholders’ Representative received the Notice of Claim to notify the Buyer Indemnitee that the Shareholders’ Representative (on behalf of the Company Indemnifying Parties) desires to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and the sole cost and expense of the Company Indemnifying Parties (a “Third Party Defense”). If the Shareholders’ Representative assumes the Third Party Defense in accordance herewith, (i) the Buyer Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Shareholders’ Representative shall control the investigation, defense and settlement thereof, (ii) the Buyer Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Shareholders’ Representative, which shall not be unreasonably withheld, and (iii) the Shareholders’ Representative will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Buyer Indemnitee, which shall not be unreasonably withheld. The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto to the extent permitted by applicable Law or applicable contractual restrictions, subject to entering into appropriate confidentiality agreements.

(c)     If the Shareholders’ Representative does not assume the Third Party Defense within twenty (20) days of receipt of the Notice of Claim, the Buyer Indemnitee will be entitled to assume the Third Party Defense (and, if it is ultimately determined that the Buyer Indemnitee is entitled to indemnification pursuant to Section 10.2 or 11.13, as applicable, at the expense of the Company Indemnifying Parties) upon delivery of notice to such effect to the Shareholders’ Representative; provided that the Shareholders’ Representative shall have the right to participate in the Third Party Defense at the sole cost and expense of the Company Indemnifying Parties, but the Buyer Indemnitee shall control the investigation, defense and settlement thereof. Buyer shall use commercially reasonable efforts to keep the Shareholders’ Representative informed of material developments and events relating to such claim or legal proceeding, including receiving copies of all pleadings, notices and communications with respect to the Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Buyer Indemnitee. Failure to provide such information shall not constitute a breach of this provision, unless such failure causes measurable harm to the Company Indemnifying Parties. Buyer Indemnitee will not consent to the entry for any judgment or enter into any settlement with respect to the Third Party Claim without prior written consent of the Shareholders’ Representative, which shall not be unreasonably withheld.

(d)     Notwithstanding the foregoing or anything to the contrary contained herein, in no event may the Shareholders’ Representative assume, maintain control of, or participate in, the defense of any proceeding or any Third Party Defense (i) involving criminal liability on the part of any Buyer Indemnitee or (ii) in which any relief other than monetary damages is sought against a Buyer Indemnitee, or assume or maintain control of the defense of any proceeding involving Losses in excess of the value of any remaining the Priority Indemnification Amounts.

10.5     Distributions to Shareholders. On the Escrow Release Date, the Escrow Agent will distribute the amounts remaining in the Escrow Fund to the Company Indemnifying Parties in accordance with the terms of the Escrow Agreement (the “Escrow Disbursement Amount”), less any amount equal to the amount reasonably necessary, as determined in good faith by the Buyer Indemnitees, to serve as security for a pending claim pursuant to which the Buyer Indemnitees may be entitled to indemnification pursuant to Section 10.2, in which case the remaining Escrow Disbursement Amount shall be released promptly to the Company Indemnifying Parties after the final resolution of such claim(s).

10.6     Characterization of Indemnification Payments. Except as otherwise required by applicable Law, the Parties shall treat any indemnification payment made pursuant to this ARTICLE X as an adjustment to Merger Consideration.

ARTICLE XI

MISCELLANEOUS

11.1     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by electronic mail, facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows, or to such addresses as otherwise provided by the Parties:

If to Buyer, to:

MeetMe, Inc.

280 Union Square Drive

New Hope, PA 18938

Attn: General Counsel

Facsimile: (215) 933-6882

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Attn: James W. McKenzie, Jr.

Facsimile: (215) 963-5001

If to the Shareholders’ Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director

Email: deals@srsacquiom.com

Facsimile No.: (303) 623-0294

Telephone No.: (303) 648-4085

If to the Company prior to the Closing, to:

Skout, Inc.

301 Howard Street, Suite 1500

San Francisco, CA 94105

Attn: Christian Wiklund

Email:

With a required copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

1200 Seaport Boulevard

Redwood City, CA 94063

Attn: Scott C. Dettmer

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice in accordance with this Section 11.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2     Amendments and Waivers.

(a)     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)     No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.3     Expenses. Except as otherwise provided expressly herein, each of the Parties shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Merger is consummated.

11.4     Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of each of Buyer and the Company, and any assignment in contravention of this Agreement shall be null and void; provided, that each of Buyer and the Merger Subs may, without the prior written consent of the Company, assign all or any portion of its rights hereunder to one or more of their respective Affiliates, which assignment shall not relieve the assigning Party from its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

11.5     Governing Law. This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.6     Consent to Jurisdiction. Each of the Parties irrevocably submits to the exclusive jurisdiction of (a) Delaware, and (b) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court located in the City of Wilmington, Delaware. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the District of Delaware, or (ii) any state court located in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

11.7     Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when all Parties hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of portable document format signatures via electronic mail or facsimile signatures with original copies to follow by mail or courier service.

11.8     No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto and the Buyer Indemnitees and Company Indemnified Parties any rights or remedies hereunder

11.9     Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and Schedules, set forth the entire understanding of the Parties hereto with respect to the Merger and the other matters set forth herein. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms.

11.10     Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.11     Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.12     Specific Performance. Buyer and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each Party expressly waives any requirement that any other Party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.

11.13     Shareholders’ Representative.

(a)     By virtue of approval of this Agreement by the Shareholders, the consummation of the Merger, the execution of the Voting and Support Agreement, Support Agreement or Option Cancellation Agreement, the Equity Holders’ participation and receipt of the Merger Consideration and the Carve-out Plan Participants’ participation in the Carve-out Plan and receipt of the Carve-out Plan Amount, each Company Indemnifying Party approves the designation of and designates Shareholder Representative Services LLC as the Shareholders’ Representative, as its, his or her true and lawful attorney-in-fact and agent, each with full power of substitution or resubstitution, to act solely and exclusively on behalf of such Company Indemnifying Party with respect to the transactions contemplated by this Agreement, including the Merger, and to act on behalf of such Company Indemnifying Party in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents as the Shareholders’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including, but not limited to, the power:

(i)     to act for such Company Indemnifying Party with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of such Shareholder;

(ii)     to act for such Company Indemnifying Party with regard to matters pertaining to litigation;

(iii)     to execute and deliver all documents in connection with the transactions contemplated hereby or amendments thereto that the Shareholders’ Representative deems necessary or appropriate;

(iv)     to receive funds, make payments of funds, and give receipts for funds on behalf of any Company Indemnifying Party;

(v)     to receive funds for the payment of expenses of such Company Indemnifying Party and apply such funds in payment for such expenses;

(vi)     to cause the distribution of any unused portion of the Expense Fund Amount to the Equity Holders in accordance with the terms of this Agreement;

(vii)     to do or refrain from doing any further act or deed on behalf of such Company Indemnifying Party that the Shareholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Company Indemnifying Party could do if personally present; and

(viii)     to receive service of process in connection with any claims under this Agreement.

(b)     The Shareholders’ Representative may resign at any time by providing Buyer a minimum of twenty (20) days’ advance written notice and a successor Shareholders’ Representative, reasonably acceptable to Buyer, shall be appointed by a majority in interest of the Equity Holders. The appointment of the Shareholders’ Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer, the Merger Subs and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Shareholders’ Representative in all matters referred to herein. All notices required to be made or delivered by Buyer or the Merger Subs to the Company after the Closing described above shall be made to the Shareholders’ Representative for the benefit of such Company Indemnifying Party and shall discharge in full all notice requirements of Buyer, any Buyer Indemnitee or the Merger Subs as applicable, to such Company Indemnifying Party with respect thereto. The Shareholders’ Representative shall act for the Company Indemnifying Parties on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative reasonably believes to be in the best interest of the Company Indemnifying Parties and consistent with the obligations of the Company Indemnifying Parties under this Agreement, but none of the Shareholders’ Representative, Buyer, the Merger Subs, the Surviving Corporation or the Buyer Indemnitees shall be responsible to any Company Indemnifying Party for any damages which the Company Indemnifying Parties may suffer by the performance of the Shareholders’ Representative’s duties under this Agreement, except that the Shareholders’ Representative shall be solely responsible for all damages arising from willful misconduct or gross negligence in the performance of its duties under this Agreement. The Shareholders’ Representative shall not have any duties or responsibilities except those expressly set forth in the Transaction Documents, and no implied covenants, functions, responsibilities, duties or liabilities shall be read into this Agreement or shall otherwise exist against the Shareholders’ Representative. By virtue of approval of this Agreement by the Shareholders, the consummation of the Merger, the Equity Holders’ participation and receipt of the Merger Consideration, each Company Indemnifying Party agrees to reimburse the Shareholders’ Representative for all out-of-pocket costs and expenses incurred by the Shareholders’ Representative under this Agreement, including fees for any attorneys or other representative it may employ.

(c)     The Shareholders’ Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by the Company, any Company Indemnifying Party, Buyer, the Merger Subs or any other evidence deemed by the Shareholders’ Representative to be reliable, and the Shareholders’ Representative shall be entitled to act on the advice of counsel selected by it.

(d)     The Company Indemnifying Parties hereby agree to severally (based on each such Company Indemnifying Party’s respective Indemnification Pro-Rata Portion) indemnify and defend the Shareholders’ Representative against, and to hold the Shareholders’ Representative harmless from, any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Shareholders’ Representative Expenses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Shareholders’ Representative Expense is suffered or incurred; provided, that in the event that any such Shareholders’ Representative Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Indemnifying Parties the amount of such indemnified Shareholders’ Representative Expenses to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Indemnifying Parties, any such Shareholders’ Representative Expenses may be recovered by the Shareholders’ Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Indemnifying Parties; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Indemnifying Parties from their obligation to promptly pay such Shareholders’ Representative Expenses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company Indemnifying Parties or otherwise. The Company Indemnifying Parties acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholders’ Representative or the termination of this Agreement. The Shareholders’ Representative will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representative in connection with the Shareholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representative’s gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel.

(e)      Subject to the terms and conditions of this Agreement, upon the Closing, Buyer shall wire to the Shareholders’ Representative the Expense Fund Amount pursuant to wire instructions provided to Buyer, which shall be held by the Shareholders’ Representative and shall be used for the purposes of paying directly, or reimbursing the Shareholders’ Representative for, any third party expenses incurred pursuant to this Agreement, the Escrow Agreement, Paying Agent Agreement or any Shareholders’ Representative letter agreement (the “Expense Fund”). The Shareholders’ Representative will hold these funds separate from its corporate funds. The Company Indemnifying Parties shall not receive interest or other earnings on amounts in the Expense Fund and the Company Indemnifying Parties irrevocably transfer and assign to the Shareholders’ Representative any ownership right that the Company Indemnifying Parties may have in any interest or other earnings that may accrue on amounts in the Expense Fund. The Company Indemnifying Parties acknowledge that the Shareholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. Contemporaneous with or as soon as practicable following the completion of the Shareholders’ Representative’s duties, the Shareholders’ Representative will deliver the balance of the Expense Fund (if any) to the Escrow Agent for further distribution to the Equity Holders in accordance with the terms of the Escrow Agreement. For Tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Equity Holders, other than the Vested Option Holders, at the time of Closing. The portion of the Expense Fund with respect to the Vested Company Options described in Section 2.4 of this Agreement is subject to substantial limitations or restrictions and is subject to the claims of the Company’s creditors such that such portion of the consideration is not constructively received by the holders for Tax purposes at the time of Closing and is not intended to be compensation or wages, or subject to withholding as such, until the distribution of such portion of the Expense Fund (if any).The parties agree that the Shareholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and shall have no liability for any tax reporting with respect to the final distribution of the Expense Fund to the Equity Holders by the Escrow Agent.

11.14     Interpretation.

(a)     The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b)     The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)     When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise specified.

(d)     The words “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e)     A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

(f)     Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g)     The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MEETME, INC.

By:
Name:
Title:

SKOUT, INC.

By:
Name:
Title:

MEETME SUB I, INC.

By:
Name:
Title:

MEETME SUB II, LLC

By:
Name:
Title:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Shareholders’ Representative